                               TABLE OF CONTENTS

                                                                                                             PAGE
                                                                                                           ---------
Notice of Annual Meeting.................................................................................          3
Proxy Statement:
  Voting of Shares.......................................................................................          4
  Election of Directors (Item 1 on Proxy Card)...........................................................          5
  Board of Directors.....................................................................................          9
  Director Compensation..................................................................................         10
  Stock Ownership of Directors and Executive Officers....................................................         12
  Ratification of Appointment of Independent Auditors (Item 2 on Proxy Card).............................         13
  Shareholder Proposals (Item 3 on Proxy Card)...........................................................         14
  Nominating and Compensation Committee Report on Executive Compensation.................................         16
  Compensation Committee Interlocks and Insider Participation............................................         21
  Executive Compensation.................................................................................         22
  Five Year Performance Comparison.......................................................................         28
  Other Matters To Come Before The Meeting...............................................................         28
  Director Nominees or Other Business for Presentation at the Annual Meeting.............................         29
  Section 16(a) Beneficial Ownership Reporting Compliance................................................         29
  Shareholder Proposals for the 1998 Proxy Statement.....................................................         29
  Other Information......................................................................................         29
  Solicitation of Proxies................................................................................         30
Appendix:
Annual Financial Statements and Review of Operations
  Selected Financial and Operating Data..................................................................        A-1
  Management's Discussion and Analysis of Results of Operations
   and Financial Condition...............................................................................        A-2
  Report of Management...................................................................................       A-16
  Audit Committee Chairman's Letter......................................................................       A-17
  Report of Independent Accountants......................................................................       A-17
  Consolidated Statements of Income......................................................................       A-18
  Consolidated Balance Sheets............................................................................       A-19
  Consolidated Statements of Shareholders' Equity........................................................       A-20
  Consolidated Statements of Cash Flows..................................................................       A-21
  Notes to Consolidated Financial Statements.............................................................       A-22
  Market and Dividend Data...............................................................................       A-41
  Domestic Cellular Proportionate Operating Data.........................................................       A-42

                                                                   [LOGO]

MARCH 11, 1997

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             MONDAY, APRIL 28, 1997
                        9:00 A.M. EASTERN DAYLIGHT TIME
                            THE COBB GALLERIA CENTRE
                                   BALLROOM A
                              TWO GALLERIA PARKWAY
                                  ATLANTA, GA

Dear Shareholders:

    It is my pleasure to invite you to attend the 1997 Annual Meeting of Shareholders of BellSouth Corporation. The following items of business will be discussed during the meeting:

1. Election of three directors for a term of three years and approval of the extension of the term of the current Chairman of the Board until December 30, 1997.

2. Ratification of the appointment of Coopers & Lybrand L.L.P., certified public accountants, as the Company's independent auditors for the year 1997.

3. Action upon such other matters, including shareholder proposals, that may properly come before the meeting.

    The Board of Directors has fixed March 10, 1997 as the record date for the determination of the shareholders entitled to notice of, and to vote at, this meeting or any adjournment.

    I look forward to seeing you at the meeting. On behalf of the management and directors of BellSouth Corporation, I want to thank you for your continued support and confidence in 1997.

/s/ Arlen G. Yokley

Arlen G. Yokley
Senior Vice President, Executive Staff Officer and Corporate Secretary

                                PROXY STATEMENT
                                VOTING OF SHARES

    This Proxy Statement and the accompanying proxy card are being mailed to shareholders, beginning March 11, 1997, in connection with the solicitation of proxies on behalf of the Board of Directors of BellSouth Corporation ("BellSouth" or the "Company") for the 1997 Annual Meeting of Shareholders. Proxies are solicited to give all shareholders of record on March 10, 1997 an opportunity to vote on matters to be presented at the Annual Meeting. Shares can be voted at the meeting only if the shareholder is present or represented by proxy.

    Each share of Common Stock of BellSouth Corporation ("Common Stock") represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. Please specify your choices by marking the appropriate boxes on the enclosed proxy card and signing it. Directors are elected by a plurality of the votes cast by the shares entitled to vote at a meeting at which a quorum is present. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. All other matters submitted at the meeting shall be determined by a majority of the votes cast. Shares represented by proxies which are marked "withhold authority" with respect to the election of one or more nominees for election as directors, proxies which are marked "abstain" on other proposals, and proxies which are marked to deny discretionary authority on other matters will not be counted in determining the number of votes cast for such matters. If no directions are given and the signed card is returned, the members of the Directors' Proxy Committee will vote the shares in favor of the election of all listed nominees, in accordance with the directors' recommendations on the other subjects listed on the proxy card, and at their discretion on any other matter that may properly come before the meeting. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called "broker non-votes"), those shares will be counted for the purpose of determining if a quorum is present but will not be included in the vote totals and, therefore, will have no effect on the vote. Shareholders voting by proxy may revoke that proxy at any time before it is voted at the meeting by delivering to the Company a proxy bearing a later date or by attending in person and casting a ballot.

    If a shareholder is a participant in the BellSouth Direct Stock Purchase and Dividend Reinvestment Plan, the proxy card represents a voting instruction as to the number of full shares in the plan account as well as shares held directly by the shareholder. If a shareholder is a participant in the payroll-based BellSouth Employee Stock Ownership Plan ("PAYSOP"), the BellSouth Employee Stock Investment Plan ("ESIP"), the BellSouth Employee Stock Purchase Plan ("ESPP"), the BellSouth Savings and Security Plan ("SSP") or the BellSouth Retirement Savings Plan ("BRSP"), and the accounts are registered in the same name, the proxy card will also serve as a voting instruction for the trustees of those plans. The ESIP, the ESPP, the SSP and the BRSP provide that the trustee shall vote plan shares represented by cards which are not signed and returned in the same proportion as shares for which signed cards are returned. Shares in the PAYSOP are not voted unless the card is signed and returned.

    YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON. HIGHLIGHTS OF THE MEETING AND THE VOTING RESULTS WILL BE INCLUDED IN THE SECOND QUARTER REPORT TO SHAREHOLDERS.

    If a shareholder wishes to assign a proxy to someone other than the Directors' Proxy Committee, all three names appearing on the proxy card must be crossed out and the name(s) of another person or persons (not more than three) inserted. The signed card and a ballot must be presented at the meeting by the person(s) representing the shareholder.

    If you plan to attend the meeting, please retain the admission ticket and map provided and mark the appropriate box on the proxy card. Shareholders who do not have admission tickets, including beneficial owners whose shares are held of record by brokers or other institutions, will be admitted upon presentation of proper identification at the door. Shareholders with multiple accounts may receive more than one Summary Annual Report. You may direct us to discontinue redundant mailings to the accounts you select by marking the appropriate box on the proxy card for those accounts. You must leave at least one account unmarked to receive a Summary Annual Report. Eliminating these redundant mailings will not affect your receipt of future proxy statements and proxy cards. To resume the mailing of a Summary Annual Report to an account, call the BellSouth Shareholder Services number, 1-800-631-6001.

    At January 31, 1997, 1,008,796,970 shares of BellSouth Common Stock were outstanding, including shares issued to certain grantor trusts, which shares are not considered outstanding for financial reporting purposes. The Company does not know of any shareholder who beneficially owned more than five percent of its issued stock as of that date. Shareholders of record on March 10, 1997 are entitled to one vote for each share of Common Stock owned by them on that date on all matters properly brought before the meeting.

                  ELECTION OF DIRECTORS (Item 1 On Proxy Card)

    At the time of this Proxy Statement, the Board of Directors of BellSouth consists of 14 members, 13 of whom are non-employee directors. The President and Chief Executive Officer of the Company is a member of the Board. The Chairman of the Board of the Company retired from his position as President and Chief Executive Officer on December 30, 1996 and is currently a non-employee director. Two members of the Board, Marshall M. Criser and Thomas R. Williams, will retire effective April 28, 1997. The Board is divided into three classes with staggered terms so that the term of one class expires at each annual meeting of shareholders.

    The following nominees have been selected by the Nominating and Compensation Committee and approved by the Board for submission to the shareholders: J. Hyatt Brown, Phyllis Burke Davis and Robin B. Smith, each to serve a three year term expiring at the Annual Meeting in the year 2000. The Chairman of the Board has agreed to serve as a non-employee director and Chairman of the Board for a period of one year following his retirement as Chief Executive Officer and President of the Company. This practice was approved by the Board at the time the Company was incorporated in 1983. Accordingly, the Chairman's three year term of office has been extended by the Board and will now expire on December 30, 1997. The Company's shareholders are being asked to approve this extension. By voting FOR the nominees on the proxy card, shareholders indicate their approval of the extension of Mr. Clendenin's term of office.

    The Board has no reason to expect that any of these nominees will be unable to stand for election. In the event a vacancy among the original nominees occurs prior to the meeting, the shares represented by proxies in favor of such nominees will be voted for the remaining nominees and for any substitute nominee or nominees named by the Board upon the recommendation of the Nominating and Compensation Committee. If you do not wish your shares to be voted for particular nominees, you may so indicate on the proxy card.

    A brief listing of the principal occupation, other major affiliations and age of each nominee and each director serving an unexpired term follows.

NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING IN 2000: _______________

           [PHOTO] J. HYATT BROWN, Chairman, President and Chief Executive Officer, Poe & Brown, Inc., an insurance services company. Director since 1994. Director of BellSouth Telecommunications Inc., March 1984-February 1994. Director of FPL Group, Inc.; First Floridian Insurance Co.; International Speedway Corporation; Rock-Tenn Company; Sun Banks of Volusia County; and SunTrust Banks Inc.; Trustee, Stetson University. Age 59.

           [PHOTO] PHYLLIS BURKE DAVIS, Retired Senior Vice President, Avon Products, Inc. Director since 1985. Director of Eaton
                              Corporation; The TJX Companies, Inc.;
                              and Trustee of Fidelity Mutual Funds.
                              Age 65.

           [PHOTO] ROBIN B. SMITH, Chairman and Chief Executive Officer, Publishers Clearing House, a magazine subscription company. Director since 1994. Director of Kmart Corp.; Omnicom Group, Inc.; Springs Industries, Inc.; Texaco Inc.; and two fund clusters administered by Pru-dential Investment Management. Age 57.

EXTENSION OF TERM OF OFFICE TO DECEMBER 30, 1997 _______________________________

           [PHOTO] JOHN L. CLENDENIN, Chairman of the Board. Director since 1983. President and Chief Executive Officer, BellSouth, October 1983-December 1996. Director of Southern Bell, March 1981-December 1983. Director of Coca-Cola Enterprises, Inc.; Equifax, Inc.; The Home Depot, Inc.; The Kroger Company; National Service Industries, Inc.; Providian Corporation; RJR Nabisco Holdings Corp.; Springs Industries, Inc.; and Wachovia Corpora-tion. Age 62.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE NOMINEES

                            ------------------------

DIRECTORS WHOSE TERMS CONTINUE UNTIL 1998:______________________________________

           [PHOTO] JAMES H. BLANCHARD, Chairman of the Board and Chief Executive Officer, Synovus Financial Corp., a bank holding company. Director since 1994. Director of BellSouth Telecommunications, Inc., November 1988-February 1994. Director of Columbus Bank and Trust Co.; Hardaway Company; Synovus Data Corp.; Total System Services, Inc.; and W. C. Bradley Co. Age 55.

           [PHOTO] ARMANDO M. CODINA, Chairman of the Board and Chief Executive Officer, Codina Group Inc., a real estate development company. Director since 1992. Director of BellSouth Telecommunications, Inc., March 1989-February 1992. Director of American Bankers Insurance Group, Inc.; AMR Corporation; CSR America, Inc.; FPL Group, Inc.; and Winn-Dixie Stores. Age 50.

           [PHOTO] J. TYLEE WILSON, Retired Chairman of the Board and Chief Executive Officer, RJR Nabisco, Inc. Director since 1985. Director of Southern Bell, October 1983-February 1985. Director of Carolina Power & Light Company. Trustee, Wake Forest University. Age 65.

DIRECTORS WHOSE TERMS CONTINUE UNTIL 1999:______________________________________

           [PHOTO] F. DUANE ACKERMAN, President and Chief Executive Officer. Director since 1993 and from April 1989-April 1991. Vice Chairman of the Board and Chief Operating Officer, January 1995-December 1996; President and Chief Executive Officer, BellSouth Telecommunications,
                              Inc., November 1992-December 1994.
                              President and Chief Operating Officer,
                              and Vice Chairman of the Board,
                              BellSouth Telecommunications, Inc.,
                              December 1991-October 1992; Vice Chair-
                              man and Group President, March
                              1991-November 1991. Vice Chairman --
                              Finance and Administration, BellSouth
                              Corporation, April 1989-February 1991.
                              Director of South Central Bell, January
                              1984-April 1985. Director of American
                              Business Products, Inc.; American
                              Heritage Life Insurance Company; and
                              Wachovia Bank of Georgia, N.A. Trustee,
                              Rollins College. Age 54.

           [PHOTO] REUBEN V. ANDERSON, Partner, Phelps Dunbar, a law firm. Mississippi Supreme Court Justice, 1985-1990. Director since 1994. Director of The Kroger Company and Trustmark National Bank. Trustee, Tou-galoo College. Age 54.

           [PHOTO] JOHN G. MEDLIN, JR., Chairman of the Board, Wachovia Corporation. Director since 1988. Director of Burlington Industries, Inc.; Media General, Inc.; Nabisco Holdings Corp.; National Service Industries, Inc.; RJR Nabisco Holdings Corp.; and USAir Group, Inc. Age 63.

           [PHOTO] C. DIXON SPANGLER, JR., President, University of North Carolina. Director since 1987. President, C. D. Spangler Construction Co., 1958-1986 and Golden Eagle Industries, Inc., 1968-86. Director of C. D. Spangler Construction Co.; Golden Eagle Industries, Inc.; and National Gypsum Co. Age 64.

           [PHOTO] RONALD A. TERRY, Retired Chairman of the Board, First Tennessee National Corp. Director since 1987. Director of South Central Bell, January 1984-February 1987. Director of AutoZone, Inc.; Blue Eagle Golf Centers, Inc; Delta Life Corp.; Delta Life and Annuity; Home Account Network, Inc.; The Promus Hotel Corporation; and St. Jude Children's Research Hospital. Age 66.

                            ------------------------

                               BOARD OF DIRECTORS

    The business affairs of BellSouth are managed under the direction of the Board of Directors. Members of the Board are kept informed through various reports and documents sent to them each month, through operating and financial reports routinely presented at Board and committee meetings by the Chief Executive Officer and other officers, and through other means. During 1996, the standing committees listed below assisted the Board in carrying out its duties. The Board held nine meetings in 1996. All directors attended 100% of Board and committee meetings during 1996. All of the directors are independent, non-employee directors except Mr. Ackerman, who became the President and Chief Executive Officer effective December 31, 1996. Mr. Clendenin, the Chairman of the Board, retired as President and Chief Executive Officer of the Company on December 30, 1996. Directors who are officers of BellSouth do not participate in any action of the Board relating to any executive compensation plan described in this Proxy Statement.

    Mr. Criser is a partner in the law firm of Mahoney Adams & Criser, P.A., located in Jacksonville, Florida. During 1996, BellSouth Telecommunications, Inc. retained Mahoney Adams & Criser, P.A. with regard to a variety of legal matters. Mr. Anderson is a partner in the law firm of Phelps Dunbar, located in Jackson, Mississippi. During 1996, BellSouth Telecommunications, Inc. also retained Phelps Dunbar with regard to a variety of legal matters.

    Shareholders who wish to suggest qualified candidates for consideration as directors of BellSouth by the Nominating and Compensation Committee should write to: Secretary, BellSouth Corporation, 1155 Peachtree Street, N. E., Room 14B06, Atlanta, Georgia 30309-3610, stating in detail the qualifications of such persons.

                            COMMITTEES OF THE BOARD

AUDIT              EXECUTIVE               FINANCE/STRATEGIC PLANNING   NOMINATING AND COMPENSATION
-----------------  ----------------------  ---------------------------  ------------------------------
M. M. Criser,      J. L. Clendenin, Chair  J. T. Wilson, Chair          A. M. Codina, Chair
Chair              M. M. Criser (Alt.      F. D. Ackerman               J. H. Blanchard
R. V. Anderson     Chair)                  J. H. Brown                  C. D. Spangler, Jr.
J. G. Medlin, Jr.  A. M. Codina            P. B. Davis                  T. R. Williams
R. A. Terry        J. T. Wilson            R. B. Smith

AUDIT COMMITTEE

    The Audit Committee met six times in 1996. Its duties and responsibilities include the following:

    - Provides oversight of the financial reporting process and management's responsibility for the integrity, accuracy and objectivity of financial reports and accounting and financial reporting practices.

    - Recommends to the Board the appointment of the Company's independent public accountants.

    - Provides oversight of management's responsibility for the integrity of its accounting and financial reporting practices.

    - Provides oversight of management practices relating to ethical considerations and business conduct.

EXECUTIVE COMMITTEE

    The Executive Committee did not meet in 1996. The Committee meets on call by the Chairman of the Board and has all the authority of the Board, subject to the limitations imposed by law, the By-laws or the Board of Directors, during the intervals between Board meetings.

    The Board also has designated a Directors' Proxy Committee which votes the shares represented by proxies at the Annual Meeting of Shareholders. Its members are Messrs. Clendenin, Codina and Terry.

FINANCE/STRATEGIC PLANNING COMMITTEE

    The Finance/Strategic Planning Committee met six times in 1996. Its duties and responsibilities include the following:

    - Reviews the long-term business goals and strategies of the Company, including strategic considerations in the allocation of corporate resources.

    - Oversees the financial objectives, policies, procedures and activities of the Company.

NOMINATING AND COMPENSATION COMMITTEE

    The Nominating and Compensation Committee met seven times in 1996. Its Report on Executive Compensation begins on page 16. Its duties and responsibilities include the following:

    - Nominates qualified persons as directors and executive officers.

    - Establishes an overall strategy with respect to compensation for directors, officers and management.

    - Oversees the Company's executive succession plan.

    - Oversees corporate governance matters.

                             DIRECTOR COMPENSATION

    Directors who are also employees of BellSouth or its subsidiaries receive no compensation in their capacities as directors. During 1996, directors who were not employees of BellSouth received an annual retainer of $30,000, a fee of $1,800 for each Board meeting attended, a fee of $1,500 for each committee meeting attended, and an annual retainer of $5,000 for each committee chaired. Non-employee directors could elect to receive director compensation in the form of Common Stock in lieu of cash compensation. Directors could also elect to defer the receipt of all or a part of their fees and retainers through the BellSouth Nonqualified Deferred Compensation Plan. The Company has maintained a retirement plan for non-employee directors who have served on the Board or a subsidiary board for at least five years and have reached the age of 55. Eligible directors receive an annual retirement benefit of up to a maximum of 100 percent of the retainer with ten years or more service. Payments are made for a maximum of 12 years following retirement. As discussed below, benefits will no longer accrue under this plan effective April 30, 1997.

    During 1996, the Nominating & Compensation Committee of the Board undertook an extensive review of the compensation paid to non-employee directors. Working with an outside consultant, the Committee concluded that the compensation package should be restructured to place more emphasis on equity in the Company and less on retirement benefits. The new compensation program, which was approved by the Board of Directors in November 1996 and will be effective May 1, 1997, is designed to more closely align the directors' interests with those of the shareholders. This is accomplished through the following:

    --Fifty percent of the directors' annual retainer will be paid in shares of BellSouth Common Stock and 50% will be paid in cash;

    --The accrual of retirement benefits under the directors' retirement plan will be frozen effective April 30, 1997 and current directors will be given the option of receiving their accrued benefits under the current retirement plan or converting the actuarial present value of the accrued retirement benefits into deferred BellSouth stock units;

    --An annual grant of 200 shares of BellSouth Common Stock will be made to each director on May 1; and

    --The Nonqualified Deferred Compensation Plan will be replaced with a new plan effective May 1, 1997 which will continue to allow directors an option of deferring compensation and receiving a return based on BellSouth stock performance.

    The BellSouth Corporation Non-Employee Director Stock Plan (the "Director Stock Plan") provides for grants to each non-employee director on the date of each annual meeting of shareholders of non-qualified stock options to purchase 2,000 shares of Common Stock, together with a number of tandem Stock Appreciation Rights equal to the number of options granted, at an exercise price per share equal to the fair market value of the Stock on the grant date. The options become exercisable on the succeeding anniversary of the grant date. Each of the 12 eligible non-employee directors were granted options in 1996 to purchase 2,000 shares of Common Stock at a per share grant price of $39.81.

    In order to encourage ownership of BellSouth Stock by the directors, the Director Stock Plan also provides that if the value of BellSouth Common Stock owned by a director exceeds five times the amount of the annual retainer for Board members (with certain adjustments), that director shall receive additional stock options. The director receives one additional option for every two shares owned in excess of five times the retainer amount. The maximum number of additional options that may be granted annually to any non-employee director is 2,000 options. The following directors received grants of additional options at a per share grant price of $39.81 in 1996: Blanchard (1,043 additional options); Brown (2,000 additional options); Criser (912 additional options); Medlin (782 additional options); Williams (1,043 additional options); and Wilson (1,282 additional options). The director realizes value from the stock options only to the extent that the price of BellSouth Common Stock on the exercise date exceeds the price of the stock on the grant date.

    Until January 1997, non-employee directors were eligible to participate in the Directors Charitable Contribution Program. This program is designed to acknowledge the service of Company directors and to recognize the mutual interests of directors and the Company in supporting worthy institutions. Pursuant to the program, BellSouth will make a contribution to an educational or cultural organization or organizations designated by an eligible non-employee director payable upon the director's death or retirement. Directors must have five years of service on the Board or on the board of a subsidiary to qualify for this program, with the maximum contribution of one million dollars payable after ten years of service. All charitable deductions for tax purposes accrue solely to the Company and the individual directors derive no direct financial benefit from the program. This program has been terminated with respect to new members of the Board and will no longer be available; however, contributions will continue to be made on behalf of current non-employee directors.

    Non-employee directors are also provided certain telecommunications services and death benefits and, while on BellSouth business, travel accident insurance. In 1996, the cost of such benefits was approximately $1,470 per director.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth ownership of shares of BellSouth Common Stock by each director, by each executive officer named in the Summary Compensation Table on page 22, and by all directors and executive officers as a group, as of February 3, 1997. These shares represent in the aggregate less than one percent of the outstanding shares.

                                            BENEFICIAL OWNERSHIP AS OF
                                                 FEBRUARY 3, 1997
                                           CURRENT                              SHARES
                                          BENEFICIAL   SHARES SUBJECT TO      HELD UNDER
NAME                                       HOLDINGS       OPTIONS(1)       DEFERRAL PLANS(2)     TOTAL
--------------------------------------------------------------------------------------------------------
F. Duane Ackerman                           19,543            31,328             46,333           97,204
Walter H. Alford                            25,004             2,511              7,420           34,935
Reuben V. Anderson (3)                       1,000             3,333            --                 4,333
James H. Blanchard (3)                       7,033             3,827            --                10,860
J. Hyatt Brown                              20,000             5,333            --                25,333
John L. Clendenin (3)                      111,842           729,631             71,752          913,225
Armando M. Codina                            5,230             7,333            --                12,563
Marshall M. Criser (3)(4)                    7,284             9,333            --                16,617
Phyllis Burke Davis (3)                      2,878             9,333            --                12,211
Jere A. Drummond                            31,173            51,866             14,903           97,942
H.C. Henry, Jr. (3)                         11,738            16,710            --                28,448
Earle Mauldin (3)                           27,226            37,627             14,203           79,056
John G. Medlin, Jr. (3)                      5,000             5,333            --                10,333
Robin B. Smith                               2,000             2,000            --                 4,000
C. Dixon Spangler, Jr. (3)                   2,000             9,333            --                11,333
Ronald A. Terry (3)                            800             9,333            --                10,133
Thomas R. Williams (3)                       5,974             9,559            --                15,533
J. Tylee Wilson                             10,000            11,333            --                21,333
Directors and Executive Officers
as a group                                 343,627         1,052,278            213,957        1,605,290

------------------

(1) Shares, included in total, which may be acquired within 60 days after February 3, 1997 through the exercise of stock options. Options are granted at the market price on the date of grant and are not discounted. Directors and officers realize value from options when exercised and only to the extent that the price of BellSouth Stock on the exercise date exceeds price of the Stock on the grant date.

(2) Represents shares, included in total, earned in various years under BellSouth's long term incentive plans, receipt of which has been deferred pursuant to various deferral plans. These shares may not be voted or transferred.

(3) In addition to the indicated shares of BellSouth Common Stock, the following directors and executive officers held the indicated number of Stock Units, which are payable in cash, under various deferral plans: Mr. Anderson -- 261; Mr. Blanchard -- 261; Mr. Clendenin -- 257; Mr. Criser -- 2,320; Ms. Davis -- 1,417; Mr. Henry -- 2,798; Mr. Mauldin -- 1,240; Mr. Medlin -- 1,806; Mr. Spangler -- 261; Mr. Terry -- 3,660; Mr. Williams -- 1,452. These Stock Units may not be voted or transferred.

(4) Includes 1,100 shares owned solely by Mr. Criser's wife, with respect to which beneficial ownership is disclaimed.

   RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (Item 2 On Proxy Card)

    The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed the firm of Coopers & Lybrand L.L.P., certified public accountants, as independent auditors to make an examination of the accounts of BellSouth and its subsidiaries for the year 1997. Coopers & Lybrand L.L.P. has audited the accounts and records of BellSouth and its subsidiaries since 1984.

    Representatives of Coopers & Lybrand L.L.P. will attend the Annual Meeting and have the opportunity to make a statement if they desire and will also be available to answer questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                            ------------------------

                             SHAREHOLDER PROPOSALS

    BellSouth receives proposals during the year from shareholders, some of which may be either implemented by management or withdrawn by the proponent after review and discussion and therefore need not be presented to shareholders in the proxy statement. Proposals to endorse the CERES Principles were filed by the Servants of Mary, Progressive Securities Investment Management and Missionary Oblates of Mary Immaculate. The proponents have agreed to withdraw the proposals from this year's proxy statement in exchange for the Company's commitment to enter into a dialogue with representatives of CERES to explore the possibility of endorsing the CERES Principles.

SHAREHOLDER PROPOSAL REGARDING OFFICER INCENTIVE AWARDS (Item 3 on Proxy Card)

    Mr. Robert S. Kopach, 4309 San Carlos Drive, Fairfax, Virginia 22030, record owner of 309 shares of the Common Stock of the Company, has informed the Company that he intends to present the proposal set forth below at the Annual Meeting:

    Resolved: I recommend that the current Short Term and Long Term Incentive awards for executive officers be abolished. The only incentive award to be awarded would be tied proportionately to the price of the stock at end of the year. Example: if stock price is up 20% at end of year, then the incentive award would be 20% of salary.

Reasons:

 1. Management is adequately compensated as illustrated in the cash compensation table. Executive officers should only receive extra compensation if the stock price is up -- that is the incentive. They are rewarded as are the shareholders if the stock price is up.

 2. Under the current Short Term Incentive Award, the executive officers are being compensated from 50% to over 100% of their salary. The Company uses the excuse this level of excessive compensation is necessary to attract and keep quality people. They argue that their package is in line with other companies in their peer group. We want Bell South [sic] to be better than not in line with the others. This Company needs to set an example by installing my proposed incentive plan and becoming a leader in this reform.

 3. There is no need for any Long Term Incentive Package. The yearly incentive package tied to the price of stock would adequately compensate the executive How often do the officers want to get paid for the same job? Enough please!

 4. We need to bring some justice and equity back into the workplace. There is too big a gap between what the executive officers make and the pay of the average worker. This is an insult to the average worker. The pay an executive officer makes in a few years far exceeds the average workers total lifetime or career earnings. This gap in pay is undermining the work ethic of the average worker and this will have an impact on the Company.

 5. The executive officers and the board of directors have forgotten that they work for the shareholders. They talk about shareholder value and keep downsizing the Company. Let's start at the top. If you can't downsize your own salary and incentives let's not go any further.

 6. The executive officers with their big pay packages have put themselves so high on a pedestal they don't hear and can't relate to the shareholders.

 7. The media needs to educate the shareholders and public before proxy materials coming out in order to win a battle such as this. It is their responsibility to report the news and not worry about the loss of advertising dollars or other reprisals from the Company.

 8. The only reason management gets away with this abuse of power is that most of the shareholders do not take the time to read the proxy materials. Unfortunately, they are too trusting and vote according to the board's recommendations.

 9. Management needs to be held accountable. Based on my incentive plan executive officers would be justly compensated if the stock does well.

10. I could go on and on stating the injustices of the executive officers compensation plan. My point has been made. It is just wrong.

11. A vote for this proposal will send a clear message to management. They need to be more responsive to the shareholders. Let's make it right. Vote yes for this proposal. Make management walk the talk.

BOARD OF DIRECTORS' RECOMMENDATION

    THIS PROPOSAL WAS SUBMITTED AT THE 1993, 1995 AND 1996 ANNUAL MEETINGS AND WAS DEFEATED BY A MAJORITY OF THE VOTES CAST. Your directors have again considered the proposal and continue to believe it would make the executive officers of the Company less accountable for performance than under the compensation program now in place.

    Short term awards are not extra compensation. Total annual compensation, including both standard short term awards and base salary, is set at levels comparable to that at companies similar to BellSouth. A significant part of this total amount must be earned, under the short term plan, based on how effectively the executives manage the business during the year. In addition, the BellSouth Corporation Officer Short Term Incentive Award Plan grants awards intended to qualify as performance-based under Section 162(m) of the Internal Revenue Code. If short term awards based on performance were eliminated, there would be no direct correlation between annual cash compensation and operational performance. Executives would be less accountable for important goals, such as customer satisfaction, which they must now achieve to earn a short term award. Setting measurable standards and paying executives based on their achievement of these standards is a much more effective way to achieve important goals set by the Board of Directors.

    Stock performance is important and is already a part of the Company's compensation programs. In fact, stock performance, including total return to shareholders as well as stock price appreciation, is the only measurement under the Company's long term incentive program. The Nominating and Compensation Committee Report on Executive Compensation (beginning at page 16 of this Proxy Statement) explains the compensation programs in detail. Shareholders should find this Report helpful in evaluating this proposal.

            FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS
      STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" THIS PROPOSAL.
                            ------------------------

                  NOMINATING AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

OVERALL POLICY

    The Nominating and Compensation Committee of the BellSouth Board of Directors (the "Committee") is responsible for the oversight and administration of the Company's executive compensation program. The Committee is composed entirely of independent, non-employee directors.

    During 1995, the Committee retained the services of a well-known consulting firm (the "Consultant") to review the Company's executive compensation program. The Consultant was charged with recommending a redefinition of the Company's executive compensation philosophy; reviewing the competitive positioning of each element of the compensation program; and ensuring appropriate linkages between executive pay and BellSouth's corporate performance. The Consultant accomplished these tasks in part by examining the compensation practices at a peer group of telecommunications companies and certain other high-performing companies selected because of their total shareholder returns and earnings per share growth. This work was completed in early 1996, and the Committee considered the Consultant's recommendations in establishing the 1996 executive compensation program.

    The Company's executive compensation program is based on a philosophy which seeks to emphasize variable compensation. The following principles, as recommended by the independent Consultant, were incorporated into the 1996 executive compensation program:

    Base salaries are targeted to the median level of salaries paid to officers in comparable companies with comparable responsibilities.

    Annual bonuses reflect the Company's performance against established target levels and its financial performance relative to its peers.

    Long-term incentive opportunities include stock options and incentives based on Total Shareholder Return ("TSR")(stock price appreciation plus dividends) which is compared to the TSR of peer companies. As a result, officers' rewards will be above the median level if the benefits received by BellSouth's shareholders are above median level.

    The Committee considers it essential to the vitality of the Company that the total compensation opportunity for executive officers remain competitive with similar companies in order to attract and retain the talent needed to manage and build the Company's business.

    The 1996 compensation program and a specific discussion as to the compensation of the Chief Executive Officer are set out in detail below.

STOCK OWNERSHIP GUIDELINES

    In keeping with its belief that tying the interests of BellSouth executives to those of the shareholders will result in enhanced shareholder value, the Board has established executive stock ownership guidelines. Under these guidelines, the officers are expected to own BellSouth stock valued at between one and four times their individual base salary amounts, depending upon their position in the Company. In order to incent officers to exceed the targets, awards of Incentive Stock Options are made to those who do exceed the targets. In 1996, 44,441 Incentive Stock Options were awarded to 22 officers who exceeded their stock ownership targets.

BASE SALARY

    BellSouth assigns each officer to a wide band of compensation based upon job responsibilities. A market-competitive target salary is established for each position utilizing information from general industry surveys and from proxy materials of the companies included in the performance graph at page 28. The Consultant found that the salaries of the Company's officers were generally below market levels and that the salaries of several officers were significantly below market competitive levels. The Consultant recommended that the officers as a group should continue to be moved to market levels and that certain individuals receive substantial salary increases in order to bring their salaries in line with competitive levels. After considering the Consultant's recommendations regarding market competitiveness and the CEO's recommendation regarding individual pay treatment, the Committee approved an overall cumulative increase of 10% in base salary levels. It subsequently approved individual salary increases ranging from 3.9% to 23.8%.

ANNUAL BONUS

    In April 1996, the Company's shareholders approved the BellSouth Corporation Officer Short Term Incentive Award Plan (the "Incentive Award Plan"). The purpose of the Incentive Award Plan is to provide annual incentive awards that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (see discussion below), thus allowing the Company to fully deduct these payments. The Incentive Award Plan establishes an overriding performance goal prohibiting the payment of any short term award to eligible officers unless the Company has positive Consolidated Earnings, as defined in the plan. Furthermore, the Incentive Award Plan establishes maximum levels of awards payable to any one individual. The Committee works within these limitations and then exercises discretion in determining the actual amount of individual awards. A target bonus amount, determined as a percentage of base salary, is established for each officer. For the named executive officers, the targeted award level in 1996 ranged from 55% to 75% of the officer's base salary.

    The Incentive Award Plan is intended to place a significant part of each executive's annual compensation at risk. Annual incentive awards for a particular year are based on that year's performance (measured by revenue growth, net income, and customer satisfaction) and individual achievement of commitments linked to corporate strategic objectives. Performance objectives are approved by the Committee at the beginning of each year based on a projection of the results BellSouth will be required to achieve in order to be competitive with the members of its peer group. The weight given to each of these performance components varies, depending upon the officer's particular job assignment. The measurements and target performance levels for each officer are tied to the business entity with which he/she is most closely associated. For 1996, the typical executive officer's award, excluding the Chief Executive Officer's, was weighted as follows: 62.5% financial results; 12.5% customer satisfaction results; and 25% individual strategic results. In addition, the officer's award can be adjusted by the Committee based upon a comparison of the Company's financial performance with the financial performance of the peer group of companies or companies in a related industry group. If the Company's financial performance is above the median performance of a selected group of its peers, officers' bonuses will be above the median bonus level. Similarly, if the Company's performance is below the median performance of its peers, officers' bonuses will be below the median bonus level.

    For 1996, BellSouth's financial performance exceeded established targets. Although the Company's customer satisfaction results were slightly below its internal objectives, external surveys continued to recognize the Company's high level of customer satisfaction. The average individual strategic award was 164%. Actual awards approved by the Committee for 1996 performance for the named executive officers, excluding the Chief Executive Officer, ranged from 176% to 192% of the targeted award level. The method used to determine the Chief Executive Officer's annual incentive award is discussed below in the section entitled "1996 Compensation for the Chief Executive Officer."

LONG TERM INCENTIVE PROGRAM

    BellSouth's long term incentive program is intended to focus the officer group on the achievement of corporate goals over time. Officers must carefully weigh the short and long term benefits or consequences of their decisions and manage the business to effectively grow and compete in a rapidly changing communications marketplace. They also must balance long term development with the need for a reasonable current return. The Committee wants to incent the Company's officers to take the risks necessary to secure a strong foothold for BellSouth in the competitive marketplace, which is continually changing to admit new competitors such as alternative local exchange service providers, cable companies, and long distance carriers.

    This philosophy is put into effect by basing the Company's long term incentive plans on the performance of BellSouth stock. First, under the BellSouth Corporation Stock Plan, each officer receives an annual grant of nonqualified stock options. The options are issued at market price on the date of grant. The Company does not issue options at less than fair market value at the date of grant and the officer receives value from the options only if the stock price appreciates.

    In 1996, in addition to the stock option grants, the Committee also awarded dividend equivalent rights to each officer for the 1996-1998 performance period, as described in the section entitled "Long Term Incentive Plan Awards in Fiscal Year 1996" on page 25. The only performance factor used to determine payouts under this program is relative TSR. The Committee replaced the Shareholder Return Cash Plan discussed below with the award of dividend equivalent rights in order to increase the emphasis on pay for performance and to provide an additional incentive for officers.

    The amount of stock options and dividend equivalent rights granted to each officer for 1996 was determined by applying an annual grant level percentage against each individual executive's base salary. As recommended by the Consultant, this percentage was comparable to the grant practices of the high-performing companies studied by the Consultant, as determined by examining external surveys and data from proxy statements. For 1996, the targeted value established by the Committee for the named executive officers ranged from 150% to 250% of the executive's base salary. Eighty percent (80%) of this value was granted as fair market value stock options and 20% as dividend equivalent rights. The actual number of stock options granted was determined by using the Black-Scholes option pricing model. The number of dividend equivalent units awarded was determined by using the calculated present value of the dividend payment stream on a share of BellSouth stock, assuming constant dividend amounts. The Committee does not adjust each annual grant to reflect options or units outstanding or previously granted to a particular executive officer.

    In 1993, 1994 and 1995, the Company's executives received grants of units under the Shareholder Return Cash Plan ("SRCP"), which was subsequently replaced by the shareholder return cash program in the Stock Plan as described on page
25. Each grant under the SRCP provided for five annual cash payments equivalent to the value of the annual dividends paid by the Company on a share of common stock. The actual amount of the payments is determined by comparing the Company's TSR with the median TSR of a peer group of companies. The maximum award under the SRCP was 100% of the value of the units granted. Based upon a comparison of BellSouth's TSR against the peer group for the indicated years, the Committee has approved payment to each officer of 100% of the value of the units granted under the SRCP for each of the performance periods.

1996 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

    1996 BASE SALARY. In determining the 1996 base salary for John Clendenin, the Chief Executive Officer until December 30, 1996, the Committee reviewed reported base salary information for the chief executive officers of the other companies in the peer group performance graph in this Proxy Statement as well as the salaries of chief executive officers of other companies of comparable size. It also considered Mr. Clendenin's leadership in continuing to improve the strategic position of the Company and took into account BellSouth's positive stock and financial performance during 1995.

    During 1995, BellSouth's stock outperformed that of its peer group and increased in value over 1994 by nearly 61%. Cash dividends paid to shareholders were at an all-time high of $1.39 billion. The Company's revenues grew 6.2%, exceeding $17 billion for the first time, cash flow from operations was up 5.2% to $5.44 billion, and net income excluding special items was up 8.5%. BellSouth became the first telephone company to surpass 21 million access lines. Cash operating expense for BellSouth Telecommunications grew only 1.5%, reflecting continued cost control efforts. The Company's domestic and international cellular operations also continued to show significant growth in the customer base with 1995 growth rates of 32% and 81%, respectively.

    The Committee took into consideration these factors as well as Mr. Clendenin's strong leadership in critical strategic areas such as the passage of the Federal Telecommunications Act of 1996, the formation of strategic alliances, and the Company's successful bids for licenses to provide personal communications services in the Carolinas and East Tennessee. Based on all of these factors, the Committee approved a 10% increase in Mr. Clendenin's base salary. His compensation was then restructured as indicated in footnote E to the Summary Compensation Table on page 23 at no additional cost to the Company. Under this arrangement, the Company pays a portion of the premiums under a split-dollar life insurance program.

    1996 SHORT TERM INCENTIVE AWARD. In determining the Chief Executive Officer's short term incentive award for 1996 performance, the Committee reviewed BellSouth's 1996 financial performance with respect to the standard plan measurements of revenue growth, net income, and customer satisfaction. In addition to taking into account BellSouth's financial performance and customer satisfaction levels, the Committee considered BellSouth's continuing efforts to achieve and maintain a competitive position within the communications industry.

    Under Mr. Clendenin's leadership in 1996, BellSouth continued to operate in accordance with the three major components of its corporate strategy: to strengthen its leadership position within its nine-state operating region; to continue to grow profitably its domestic wireless business with an emphasis within the region; and to continue to grow and develop its Latin American and other international operations. The following accomplishments are evidence of the success of these strategies:

    Growth in earnings per share from operations at a rate of 12.9%, the best in the Company's peer group;

    Growth of access lines in service by 4.7%, ending the year with more than 22 million access lines in service and making BellSouth the first in its peer group to grow by more than 1 million access lines in a calendar year;

    Continued growth in revenues from optional telephone services such as Caller ID, Call Waiting and MemoryCall-Registered Trademark- voice messaging service, surpassing $1 billion in aggregate;

    Aggressive efforts to ensure that the provisions of the Federal Telecommunications Act of 1996, which gives BellSouth the ability to compete in the long distance market, clarifies the rules for entry into the video market and enables BellSouth to jointly market all of its services, including cellular services, are properly applied and that the marketplace is opened to full and fair competition;

    In connection with its sponsorship of the 1996 Summer Olympic Games, successfully providing a massive network infrastructure, increasing cellular capacity by as much as 800 percent in some areas, and including 400,000 miles of fiber optic cable;

    Continued improvement in productivity of telephone operations;

    Growth in domestic cellular subscribers by 26.9% and in international wireless customers by 89.9%, bringing total worldwide customers to 4.8 million;

    Deployment of PCS networks in metropolitan areas and along the interstate highway systems in the Carolinas and Eastern Tennessee;

    Continued growth in international operations, particularly in Latin America; and

    Launching of Internet service, BellSouth.net-SM-, in 10 cities.

    Based on these factors, the Committee felt that Mr. Clendenin had provided strong strategic leadership for the Company. Since there was no pre-established formula for determining the annual incentive award for the Chief Executive Officer, the Committee reviewed the factors described above and, exercising its judgment, awarded the Chief Executive Officer the overall short term incentive award shown in the Summary Compensation Table on page 22.

    1996 LONG TERM INCENTIVE AWARD. The Committee also approved payment to the Chief Executive Officer of the amount shown in the Summary Compensation Table for units granted under the SRCP for performance periods beginning in 1993, 1994 and 1995. This payment represents 100% of the target value and was based on a comparison of BellSouth's TSR to the median shareholder return of the peer group shown in the performance graph. Using the same procedure as is described in "Long Term Incentive Program", above, the Committee also approved grants of stock options and dividend equivalent rights as shown in "Option Grants in 1996" on page 24 and "Long Term Incentive Plan Awards in 1996" on page 25. Finally, the Committee approved the grant of 2,511 Incentive Stock Options to the Chief Executive Officer in recognition of the fact that his level of stock ownership for 1995 exceeded the established executive stock ownership target.

    CHIEF EXECUTIVE OFFICER'S RETIREMENT ARRANGEMENT. During 1995, the Committee discussed and approved the terms of a retirement arrangement for the Chief Executive Officer. For a description of this arrangement, which was approved by the full Board of Directors, see "Termination of Employment and Change-In-Control Arrangements" on page 26. Mr. Clendenin retired effective December 30, 1996 and received the amounts shown in the Summary Compensation Table on page 22 as a result of his retirement. He is currently serving as the non-employee Chairman of the Board of Directors.

COMPENSATION FOR THE NEW CHIEF EXECUTIVE OFFICER

    As discussed above, John Clendenin retired from the office of Chief Executive Officer on December 30, 1996. F. Duane Ackerman was elected by the Board of Directors to the position of Chief Executive Officer effective December 31, 1996. Although Mr. Ackerman served as Chief Executive Officer for one day during 1996, his 1996 compensation was determined in accordance with the procedures described above for all officers.

INTERNAL REVENUE CODE SECTION 162(M) IMPLICATIONS FOR EXECUTIVE COMPENSATION

    The Committee is responsible for addressing the issues raised by Internal Revenue Code Section 162(m) ("Section 162(m)"). This Section limits to $1 million the Company's deduction for compensation paid to certain executive officers of the Company which does not qualify as "performance-based". To qualify as performance-based under Section 162(m), compensation payments must be made pursuant to a plan that is administered by a committee of outside directors and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the Committee must certify that the performance goals were achieved before payments can be awarded.

    The Committee continues to carefully consider the impact of this tax code provision and has taken several steps which are designed to minimize its effect. First, it adopted the BellSouth Corporation Stock

Plan which was approved by the Company's shareholders in 1995. This plan establishes performance criteria which are intended to qualify awards made under the plan to the named executive officers as performance-based awards approved by the shareholders; thus, these awards should not be counted toward the $1,000,000 limitation. Second, it adopted the BellSouth Corporation Officer Short Term Incentive Award Plan approved by the Company's shareholders in 1996. Awards made pursuant to this plan are intended to qualify as performance-based awards approved by the shareholders and thus also should not count toward the $1,000,000 limitation. Due to these actions and to voluntary deferrals of compensation, the Company believes that there will be only a minimal loss of tax deductions related to the named executive officers' 1996 compensation. The Committee will continue to examine the effects of this tax provision and will monitor the level of compensation paid to the executive officers in order to take any steps which may be appropriate in response to the provisions of Section 162(m).

Armando M. Codina, Chairman
James H. Blanchard
C. Dixon Spangler, Jr.
Thomas R. Williams

                            ------------------------

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Nominating and Compensation Committee consists of Messrs. Codina (Chair), Blanchard, Spangler, and Williams, none of whom are former or current officers or employees of the Company or any of its subsidiaries. No executive officer of the Company serves as an officer, director or member of a compensation committee of any entity, an executive officer or director of which is a member of the Nominating and Compensation Committee of the Company.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth, for the years ending December 31, 1996, 1995, and 1994, the compensation paid or accrued by BellSouth and its subsidiaries to each of the six named executive officers.

                           SUMMARY COMPENSATION TABLE
                                     ($000)

                                                                 ANNUAL COMPENSATION        LONG-TERM COMPENSATION
                                                                                             AWARDS      PAYOUTS
                                                                                    OTHER
                                                                                    ANNUAL
                                                                                    COMPEN- SECURITIES     LTIP       ALL OTHER
                     NAME AND                               SALARY        BONUS     SATION  UNDERLYING    PAYOUTS    COMPENSATION
                PRINCIPAL POSITION                  YEAR      ($)        ($)(A)     ($)(B)  OPTIONS(#)    ($)(C)        ($)(D)
---------------------------------------------------------------------------------------------------------------------------------
 J. L. CLENDENIN                                    1996   $ 529.4(E)   $ 1,367.5   $11.7   452,511      $  314.5    $3,569.9(F)
 Chairman of the Board                              1995   $ 508.5(E)   $ 1,046.6   $13.3   499,240      $2,432.4    $  497.2
 (Retired President and Chief Executive Officer)    1994   $ 588.5(E)   $   880.4   $13.2   194,680      $  100.2    $  526.1
 F. D. ACKERMAN                                     1996   $ 610.0      $   793.0   $11.2   115,700      $  148.0    $  108.0
 President and Chief Executive Officer              1995   $ 498.0      $   516.3   $15.3   138,400      $1,186.6    $  110.6
                                                    1994   $ 453.0      $   398.5   $13.5    83,200      $   44.2    $  126.2
 J. A. DRUMMOND                                     1996   $ 438.0      $   547.5   $15.1    72,700      $   83.2    $   81.2
 President and Chief Executive Officer --           1995   $ 354.0      $   350.9   $ 9.4    88,040      $  672.0    $   76.5
 BellSouth Telecommunications, Inc.                 1994   $ 316.5      $   229.7   $ 7.6    42,600      $   24.3    $   82.9
 E. MAULDIN                                         1996   $ 400.0      $   417.5   $13.2    68,911      $   77.5    $  108.6
 President and Chief Executive                      1995   $ 323.0      $   321.0   $12.1    80,840      $  640.7    $   92.4
 Officer -- BellSouth                               1994   $ 288.5      $   229.0   $ 9.0    38,800      $   24.3    $   95.8
 Enterprises, Inc.
 W. H. ALFORD                                       1996   $ 370.0      $   370.5   $13.0    55,211      $   77.5    $  126.8
 Executive Vice President and General Counsel       1995   $ 346.0      $   273.3   $11.9    69,640      $  587.4    $  147.2
                                                    1994   $ 346.0      $   241.2   $10.9    46,600      $   24.3    $  145.2
 H. C. HENRY, JR.                                   1996   $ 327.5      $   316.5   $11.7    46,600      $   70.6    $   62.1
 Executive Vice President --                        1995   $ 306.0      $   239.4   $12.7    58,800      $  584.0    $   55.4
 Corporate Relations                                1994   $ 306.0      $   232.8   $ 9.9    41,200      $   24.3    $   68.8

--------------

(A) Reported for 1996 are amounts earned under the BellSouth Corporation Officer Short Term Incentive Award Plan. The 1995 and 1994 amounts also include amounts earned under the Shareholder Return Cash Plan ("SRCP") for the first year of the 1995-1999 and 1994-1998 performance periods, respectively.

(B) Tax "gross up" for financial counseling and use of motor vehicle.

(C) Reported for 1996 are amounts earned under the SRCP for the second and subsequent years of performance periods beginning in 1993, 1994, and 1995. Amounts reported for 1995 also include the value of shares that were earned under the BellSouth Corporation Executive Long Term Incentive Plan, the final payment under this plan. The 1994 amounts relate only to the SRCP.

(D) Included in this category for 1996 are amounts for the six named executive officers for the following compensation plans: (a) above-market interest on voluntary salary deferrals under nonqualified deferred compensation plans, $417.5, $66.9, $50.2, $78.9, $99.3, and $40.6, respectively; (b) Company matching contributions to certain employee savings plans, $7.0, $6.8, $6.9, $6.9, $7.0, and $7.0, respectively; (c) recovery of company matching contributions to employee savings plans denied certain participants by reason of Internal Revenue Code limitations on qualified plan benefits, or on amounts deferred from compensation, $35.8, $22.0, $13.8, $11.9, $10.5, and $8.4, respectively; and (d) value of benefits from premiums paid by the Company under the BellSouth Life Insurance Program, $35.7, $12.3, $10.3, $10.9, $10.0, and $6.1,
    respectively. BellSouth uses the Present Value Ratio Method to determine the portion of each premium dollar attributable to the executive officer. The Company will recover the cost of premium payments from the cash value of the policies.

(E) As indicated in the Nominating and Compensation Committee Report on Executive Compensation, the Board restructured the compensation for Mr. Clendenin in 1994, 1995, and again in 1996, by lowering his salary $240.0, $320.0, and $380.0, respectively, and establishing split-dollar life insurance arrangements. Under these arrangements, the Company will utilize the savings from the lower salary and policy proceeds to recover the cost of the premiums it pays. The value of Mr. Clendenin's benefit from the premiums paid by the Company was $14.0, $20.7, and $31.9 in 1994, 1995, and 1996,
    respectively. BellSouth uses the Present Value Ratio Method in determining the portion of each premium dollar attributable to Mr. Clendenin.

(F) During 1996, Mr. Clendenin, Chairman of the Board, retired from his position as President and Chief Executive Officer under the terms of a retirement agreement. Pursuant to this agreement, Mr. Clendenin received a cash payment of $2,118.9, composed of two times annual base pay ($1,822.8) plus two times standard 1996 bonus ($1,367.2), less $1,071.1, the Company's anticipated cost under a special life insurance arrangement. Mr. Clendenin also was awarded adjusted benefits under the Supplemental Executive Retirement Plan, which will entitle him to future payments, the aggregate value of which is estimated to be $864.0, and extended financial counseling benefits, the estimated value of which will be $59.1 if utilized. In addition, he received an additional award of 468,000 stock options which was granted in two equal parts, one in 1995, and one on the date of his retirement, December 30, 1996. The estimated value of the 1996 stock option grant has been calculated using the Black-Scholes option pricing model and is shown in the "Option Grants in 1996" table on page 24).

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

    The following table contains information concerning the grant of stock options to the six named executive officers during 1996.

                             OPTION GRANTS IN 1996

                                                                                                                   GRANT DATE
                                               INDIVIDUAL GRANTS                                                   VALUE (D)
                                                         NUMBER OF
                                                         SECURITIES     % OF TOTAL
                                                         UNDERLYING      OPTIONS                                     GRANT
                                                          OPTIONS       GRANTED TO     EXERCISE OR                    DATE
                                                          GRANTED       EMPLOYEES      BASE PRICE    EXPIRATION     PRESENT
                         NAME                               (#)       IN FISCAL YEAR     ($/SH)         DATE      VALUE ($000)
------------------------------------------------------------------------------------------------------------------------------
    J. L. CLENDENIN                                      216,000(A)        4.02%         $42.56         2/2/06      $1,643.8
                                                           2,511(B)         .05%         $39.81        4/22/06      $   19.8
                                                         234,000(C)        4.35%         $42.75       12/31/06      $2,010.1
    F. D. ACKERMAN                                       115,700(A)        2.15%         $42.56         2/2/06      $  880.5
    J. A. DRUMMOND                                        72,700(A)        1.35%         $42.56         2/2/06      $  553.2
    E. MAULDIN                                            66,400(A)        1.24%         $42.56         2/2/06      $  505.3
                                                           2,511(B)         .05%         $39.81        4/22/06      $   19.8
    W. H. ALFORD                                          52,700(A)         .98%         $42.56         2/2/06      $  401.0
                                                           2,511(B)         .05%         $39.81        4/22/06      $   19.8
    H. C. HENRY, JR.                                      46,600(A)         .87%         $42.56         2/2/06      $  354.6

--------------
(A) Under provisions of the BellSouth Corporation Stock Plan (the "Stock Plan"), the Board of Directors granted stock options to key employees to purchase shares of BellSouth Common Stock within prescribed periods at prices equal to the fair market value of the stock on the date of the grant. Options granted in 1996 generally become exercisable at the end of five years, determined from the date of the grant. No stock appreciation rights were granted in 1996. All options vest immediately in the event of a change in control or retirement.

(B) Incentive Stock Options were awarded to certain officers based on their achievement of ownership of specified levels of Company stock as established by the Board of Directors. These options, which have exercise prices equal to the fair market value of the stock on the date of the grant, are exercisable six months from the date of the grant. See "Nominating and Compensation Committee Report on Executive Compensation" at page 16.

(C) In 1996, the Board of Directors finalized plans for succession and reached a definitive agreement with Mr. Clendenin regarding his retirement arrangement. (See "Termination of Employment and Change-In-Control Arrangements" on page 26.) Pursuant to that agreement, the Board granted Mr. Clendenin stock options to purchase shares of BellSouth Common Stock at a price equal to the fair market value of the Stock on the date of the grant. The options become exercisable following Mr. Clendenin's service as Chairman of the Board of the Company.

(D) These amounts represent the estimated fair value of stock options, measured at the date of grant using the Black-Scholes option pricing model. There are four underlying assumptions used in developing the grant valuations: an expected volatility of 15.4%; an expected term to exercise of seven years for 1996 grants; interest rates equal to the U.S. Treasury Note rates in effect at the date of the grant (February 1, 1996 -- 5.50%; April 22, 1996 -- 6.47%; December 30, 1996 -- 6.21%) for the expected term of the option; and a dividend yield as of the grant date (February 1, 1996 -- 3.38%; April 22, 1996 -- 3.62%; December 30, 1996 -- 3.37%). The actual value, if any, an officer may realize will depend on the amount by which the stock price exceeds the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized by an officer will be at or near the value estimated above. These amounts should not be used to predict stock performance.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the six named executive officers concerning the exercise of options during 1996 and unexercised options held on December 31, 1996:

                      AGGREGATED OPTION EXERCISES IN 1996
                       AND FISCAL YEAR-END OPTION VALUES

                                                  NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                        SHARES                   UNDERLYING UNEXERCISED         IN-THE-MONEY
                      ACQUIRED ON     VALUE            OPTIONS AT                OPTIONS AT
                       EXERCISE     REALIZED      FISCAL YEAR-END (#)      FISCAL YEAR-END ($000)
        NAME              (#)        ($000)     EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
--------------------------------------------------------------------------------------------------
J. L. Clendenin                0            0      729,631      468,000    $ 3,235.1    $       0
F. D. Ackerman            36,698    $   601.5       31,238      359,900    $   487.3    $ 1,528.1
J. A. Drummond                 0            0       51,866      212,500    $   814.0    $   876.0
E. Mauldin                     0            0       37,627      195,200    $   496.0    $   815.4
W. H. Alford              40,116    $   658.4        2,511      178,100    $     2.8    $   785.9
H. C. Henry, Jr.               0            0       16,710      159,000    $   223.2    $   714.4

LONG TERM INCENTIVE PLAN AWARDS IN FISCAL YEAR 1996

    The following table provides information concerning awards of dividend equivalent rights made to the named executive officers during 1996 under the BellSouth Stock Plan. Each dividend equivalent right is represented as a unit under the Shareholder Return Cash Program. Each unit awarded provides the contingent right to receive an amount of cash equal to the total dividends paid on a share of common stock over a three year performance period. Under the provisions of the program, payments are made following the performance period and are adjusted based on a comparison of BellSouth's Total Shareholder Return ("TSR") with the returns of 7 other telecommunications companies. If BellSouth's TSR ranks fourth or fifth, 100% of the award will be paid. If BellSouth's TSR ranks first, 200% of the award will be paid. If BellSouth's TSR ranks eighth, no award will be paid. Awards are paid solely in cash and may not be deferred. Plan participants may not sell assign or otherwise transfer the awards.

                    LONG TERM INCENTIVE PLAN AWARDS IN 1996

                                             PERFORMANCE OR        ESTIMATED FUTURE PAYOUTS
                               NUMBER OF          OTHER                 UNDER NON-STOCK
                             SHARES, UNITS    PERIOD UNTIL         PRICE-BASED PLANS ($000)
                               OR OTHER       MATURATION OR     THRESHOLD    TARGET     MAXIMUM
           NAME               RIGHTS (#)         PAYOUT            ($)         ($)        ($)
------------------------------------------------------------------------------------------------
J. L. Clendenin                  148,500         1996-1998      $   320.8   $   641.5  $ 1,283.0
F. D. Ackerman                    79,500         1996-1998      $   171.7   $   343.4  $   686.9
J. A. Drummond                    50,000         1996-1998      $   108.0   $   216.0  $   432.0
E. Mauldin                        45,700         1996-1998      $    98.7   $   197.4  $   394.8
W. H. Alford                      36,200         1996-1998      $    78.2   $   156.4  $   312.8
H. C. Henry, Jr.                  32,100         1996-1998      $    69.3   $   138.7  $   277.3

PENSION AND OTHER RETIREMENT BENEFITS

    The following table shows the estimated single life annual pension annuity benefit provided to eligible participants under the BellSouth Personal Retirement Account Pension Plan and the BellSouth Supplemental Executive Retirement Plan ("SERP") combined, based on the specified remuneration levels and years of credited service. The SERP includes benefits that would otherwise be denied participants by certain Internal Revenue Code limitations on qualified benefit plans. The amounts set forth as payable in the table below assume an undiscounted retirement age and are reduced, in accordance with the Plan, by an average Social Security Primary Insurance benefit determined annually to be payable at age 65.

                               PENSION PLAN TABLE
                                    ($000'S)

                                    YEARS OF SERVICE
REMUNERATION    15     20        25        30        35        40        45
------------------------------------------------------------------------------
 $ 200    $  46.4   $  66.4   $  81.4   $  96.4   $ 106.4   $ 116.4   $ 126.4
   400      106.4     146.4     176.4     206.4     226.4     246.4     266.4
   600      166.4     226.4     271.4     316.4     346.4     376.4     406.4
   800      226.4     306.4     366.4     426.4     466.4     506.4     546.4
  1,000     286.4     386.4     461.4     536.4     586.4     636.4     686.4
  1,500     436.4     586.4     699.0     811.4     886.4     961.4   1,036.4
  1,600     466.4     626.4     746.4     866.4     946.4   1,026.4   1,106.4

    Pension benefits are based on the average compensation (salary and bonus) over the five-year period preceding retirement. Therefore, the covered compensation presented in the table below for the six named executive officers is based upon the last five-year average of pension eligible compensation and, as such, will differ from the salary and bonus amounts set forth in the Summary Compensation Table on page 22. In addition, the number of whole years of credited service obtained in 1996 is presented.

                                    COVERED
                                 COMPENSATION      YEARS OF SERVICE
NAME                               ($000'S)              (#)
---------------------------------------------------------------------
J. L. Clendenin                 $  1,535.4                  41
F. D. Ackerman                  $    804.6                  32
J. A. Drummond                  $    532.5                  34
E. Mauldin                      $    506.7                  32
W. H. Alford                    $    521.7                  32
H. C. Henry, Jr.                $    486.3                  31

TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

    The Board of Directors has authorized the Company, through December 1999, to enter into long range succession planning arrangements with certain officers. The Company has entered into such agreements with Messrs. Ackerman, Drummond and Mauldin. Each agreement requires that the officer retire during the calendar year of his 60th birthday. In order to compensate the officers for retiring prior to the normal retirement age of 65, the agreements would entitle them to severance and other benefits. In the case of Mr. Ackerman, these benefits would include payment of an amount equal to two times his annual base pay plus two times his standard bonus for the year of retirement, and in the case of each of

Messrs. Drummond and Mauldin these benefits would include payment of an amount equal to two times his annual base pay plus the amount of his standard bonus for the year of retirement. In addition, each of these officers would also receive an enhanced nonqualified pension benefit; an additional grant of stock options and dividend equivalent rights under the BellSouth Corporation Stock Plan equal to, in the case of Mr. Ackerman, twice the number of options and dividend equivalent rights, respectively, most recently granted, and in the case of Messrs. Drummond and Mauldin, the number of options and dividend equivalent rights, respectively, most recently granted; and financial counseling through age sixty-seven.

    During 1996, the Board of Directors formalized a retirement agreement for Mr. Clendenin. Pursuant to that agreement, Mr. Clendenin retired as Chief Executive Officer on December 30, 1996. In addition to retirement benefits to which he is otherwise entitled, Mr. Clendenin received payment of an amount equal to two times his 1996 base pay plus two times his standard 1996 bonus, less the Company's anticipated cost under a special life insurance arrangement. In addition, he was awarded: an enhanced nonqualified pension benefit; an additional award of 468,000 stock options under the BellSouth Corporation Stock Plan; and financial counseling through age sixty-seven. The additional award of stock options was granted in two equal parts, one which was granted on December 29, 1995 and one which was granted on the date of his retirement, December 30, 1996 (see "Option Grants in 1996" at page 24). The options have an exercise price equal to the fair market value of BellSouth Common Stock on their respective grant dates.

    The Company has also entered into severance agreements (which are presently effective until January 1, 2000) with the named executive officers (other than Mr. Clendenin) that provide specified payments and enhanced benefits in the event of involuntary termination of employment incident to a change in control of the Company. In such event, in their current positions, each of Messrs. Ackerman, Drummond, Mauldin, and Alford would receive payment of an amount equal to three times his annual base pay plus three times his standard annual bonus. In his current capacity, Mr. Henry would receive in such event payment of an amount equal to two times his annual base pay plus two times the amount of his standard annual bonus. In addition, under these agreements, each of these officers would receive (i) an immediate cash-out of his bonus for the year of termination equal to the greater of the full standard bonus for such year or such bonus based on actual performance results through the date of termination; and (ii) an immediate cash-out of his dividend equivalent rights multiplied by the greater of 100% or actual performance results through the date of termination. All benefits of each such executive officer under nonqualified deferred compensation plans, supplemental retirement plans, and similar arrangements would in such event be immediately vested and nonforfeitable. These agreements also provide for certain gross-up payments to compensate these executive officers for any excise taxes incurred in connection with these benefits, and reimbursement for certain outplacement services.

    A covered executive officer will be entitled to the benefits under these change in control severance agreements if, within two years after the occurrence of a change in control, his employment is terminated by the Company (other than for cause) or by the executive for good reason. For these purposes, "cause" means the executive officer's willfully engaging in conduct materially injurious to the Company, and "good reason" includes the assignment to the executive officer of duties inconsistent with his prior status and position, certain reductions in compensation of benefits, and relocation or increased travel obligations.

    A "change in control" is defined for purposes of these agreements as: (i) the acquisition by a party or certain related parties of 20% or more of the Company's voting securities; (ii) a turnover in a majority of the Board of Directors in any period of two consecutive years; (iii) a merger or similar transaction after which the Company's shareholders hold 70% or less of the voting securities of the surviving entity; (iv) the sale or disposition of a subsidiary or assets which produced for the most recent fiscal year more than 30% of the Company's total operating revenues or net income; or (v) the liquidation of the Company or sale of substantially all of its assets.

    Should any of Messrs. Ackerman, Drummond, or Mauldin become entitled to both the benefits described in his long range succession planning agreement discussed above and his change in control severance agreement, such executive officer may choose which such agreement shall apply but will in no event be entitled to benefits under both.

                              -------------------

                        FIVE YEAR PERFORMANCE COMPARISON

    The following graph compares the cumulative total returns of BellSouth, the Standard & Poor's 500 Index, and a peer group of other large United States telecommunications companies (Ameritech Corporation, Bell Atlantic Corporation, GTE Corporation, NYNEX Corporation, Pacific Telesis Group, SBC Communications Inc. and U S West, Inc.) over a five year period.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               S&P 500     PEER GROUP    BELLSOUTH
1/1/1992         $100.00       $100.00      $100.00
12/31/1992       $107.61       $110.75      $104.94
12/31/1993       $118.40       $127.43      $124.25
12/31/1994       $120.01       $121.99      $121.64
12/31/1995       $164.95       $181.78      $203.50
12/31/1996       $202.72       $185.14      $196.56

Assumes $100 invested on January 1, 1992, with dividends reinvested. End of period prices. Peer return weighted by market capitalization.

                            ------------------------

                    OTHER MATTERS TO COME BEFORE THE MEETING

    If any matter not described herein should properly come before the meeting, the Directors' Proxy Committee will vote the Shares represented by it in accordance with its best judgment. At the time this Proxy Statement went to press, the Company knew of no other matters which might be presented for shareholder action at the Annual Meeting, except that a shareholder has advised the Company that he may nominate Mr. Hubert C. Blankenship as a director of the Company and that Mr. Blankenship may present a proposal to amend the By-laws of the Company.

                            ------------------------

   DIRECTOR NOMINEES OR OTHER BUSINESS FOR PRESENTATION AT THE ANNUAL MEETING

    Shareholders who wish to present director nominations or other business at the Annual Meeting are required to notify the Secretary of their intent at least 60 days but not more than 120 days before the meeting and the notice must provide information as required in the By-laws. A copy of these By-law requirements will be provided upon request in writing to Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia 30309-3610. This requirement does not affect the deadline for submitting shareholder proposals for inclusion in the Proxy Statement, nor does it apply to questions a shareholder may wish to ask at the meeting.

                            ------------------------

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1996, all such Section 16(a) filing requirements were met except that a report of a purchase of BellSouth shares by Mr. Thomas R. Williams, a director, was inadvertently filed after the due date and a report of the purchase of BellSouth shares for the IRA of the spouse of Mr. David J. Markey, Vice President--Governmental Affairs, was inadvertently filed late. In addition, certain Form 5s for 1991 through 1996 for a number of executive officers inadvertently did not include the exempt accrual of dividends on shares held in various benefit plan deferral accounts. This error applied to Messrs. Ackerman, Alford, Boren, Clendenin, Drummond, Dykes, Markey, Mauldin, Miller, and Yokley and has been corrected in subsequent filings.

                            ------------------------

               SHAREHOLDER PROPOSALS FOR THE 1998 PROXY STATEMENT

    Any shareholder satisfying the Securities and Exchange Commission requirements and wishing to submit a proposal to be included in the Proxy Statement for the 1998 Annual Meeting of Shareholders should submit the proposal in writing to Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia 30309-3610. BellSouth must receive a proposal by November 12, 1997 in order to consider it for inclusion in the Proxy Statement for the 1998 Annual Meeting of Shareholders.

                            ------------------------

                               OTHER INFORMATION

    Consolidated financial statements for BellSouth Corporation are attached as an appendix to this Proxy Statement and are included in the Annual Report on Form 10-K filed with the Securities and

Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and the New York, Boston, Chicago, Pacific and Philadelphia stock exchanges in the United States and the London, Frankfurt, Amsterdam and Swiss exchanges. A copy of the 1996 Form 10-K (excluding exhibits) will be furnished, without charge, by writing to Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia 30309-3610. The Form 10-K is also available on BellSouth's home page on the Internet's World Wide Web at http://www.bellsouth.com.

                            SOLICITATION OF PROXIES

    The cost of soliciting proxies will be borne by BellSouth. BellSouth has retained Morrow & Co., Inc. to solicit proxies, by mail, in person, or by telephone, at an estimated cost of $18,500 plus reimbursement of reasonable out-of-pocket expenses. In addition, employees of BellSouth may likewise solicit proxies.

    The above Notice of Annual Meeting and Proxy Statement are sent by order of the BellSouth Board of Directors.

/s/ ARLEN G. YOKLEY

Arlen G. Yokley
Senior Vice President, Executive Staff Officer and Corporate Secretary
Dated: March 11, 1997

                             BELLSOUTH CORPORATION
              ANNUAL FINANCIAL STATEMENTS AND REVIEW OF OPERATIONS
                     SELECTED FINANCIAL AND OPERATING DATA
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                      1996        1995       1994       1993       1992
                                                    ---------   --------   --------   --------   --------
Operating Revenues................................  $19,040     $17,886    $16,845    $15,880    $15,202
Operating Expenses (1)............................   14,261      14,594     12,787     13,593     12,041
                                                    ---------   --------   --------   --------   --------
Operating Income..................................    4,779       3,292      4,058      2,287      3,161
Interest Expense..................................      721         724        666        689        746
Gain on Sale of Paging Business (2)...............      442       --         --         --         --
Other Income, net.................................      108          20         11          8        178
                                                    ---------   --------   --------   --------   --------
Income Before Income Taxes, Extraordinary Losses
 and Accounting Change............................    4,608       2,588      3,403      1,606      2,593
Provision for Income Taxes........................    1,745       1,024      1,243        572        934
                                                    ---------   --------   --------   --------   --------
Income Before Extraordinary Losses and Accounting
 Change...........................................    2,863       1,564      2,160      1,034      1,659
Extraordinary Losses, net of tax (3)..............    --         (2,796)     --           (87)       (41)
Accounting Change, net of tax.....................    --          --         --           (67)     --
                                                    ---------   --------   --------   --------   --------
  Net Income (Loss)...............................  $ 2,863     $(1,232)   $ 2,160    $   880    $ 1,618
                                                    ---------   --------   --------   --------   --------
                                                    ---------   --------   --------   --------   --------
Earnings (Loss) Per Share:
  Income Before Extraordinary Losses and
   Accounting Change..............................  $  2.88     $  1.57    $  2.18    $  1.04    $  1.69
  Extraordinary Losses, net of tax (3)............    --          (2.81)     --          (.09)      (.04)
  Accounting Change, net of tax...................    --          --         --          (.06)     --
                                                    ---------   --------   --------   --------   --------
  Net Income (Loss)...............................  $  2.88     $ (1.24)   $  2.18    $   .89    $  1.65
                                                    ---------   --------   --------   --------   --------
                                                    ---------   --------   --------   --------   --------
Dividends Declared Per Common Share...............  $  1.44     $  1.41    $  1.38    $  1.38    $  1.38
Book Value Per Share..............................  $ 13.37     $ 11.90    $ 14.48    $ 13.60    $ 13.97
Return to Average Common Equity...................     22.4%       (9.2%)     15.4%       6.3%      11.9%
Weighted Average Common Shares Outstanding........      994         993        992        991        981
Return on Average Total Capital...................     15.0%       (2.7%)     11.5%       6.1%       9.8%
Total Assets......................................  $32,568     $31,880    $34,397    $32,873    $31,463
Capital Expenditures..............................  $ 4,455     $ 4,203    $ 3,600    $ 3,486    $ 3,189
Long-Term Debt....................................  $ 8,116     $ 7,924    $ 7,435    $ 7,381    $ 7,360
Debt Ratio at End of Period (4)...................     43.5%       46.7%      39.3%      40.2%      39.0%
Ratio of Earnings to Fixed Charges................     6.55        4.24       5.34       2.98       4.00
Total Employees...................................   81,241      87,571     92,121     95,084     97,112
Telephone Employees (5)...........................   62,425      68,585     73,764     77,958     79,453
Telephone Employees per 10,000 Access Lines.......     28.2        32.5       36.5       40.3       42.6
Business Volumes: (6)
  Network Access Lines in Service (thousands).....   22,135      21,133     20,220     19,333     18,650
  Access Minutes of Use (millions):
    Interstate....................................   67,690      62,411     57,778     53,345     50,546
    Intrastate....................................   21,171      19,197     16,888     15,261     13,994
  Toll Messages (millions)........................    1,023       1,374      1,559      1,511      1,462
  Cellular Customers (thousands): (7)
    Domestic......................................    3,612       2,847      2,156      1,559      1,118
    International.................................    1,244         655        361        192         78
                                                    ---------   --------   --------   --------   --------
      Total Cellular Customers....................    4,856       3,502      2,517      1,751      1,196
                                                    ---------   --------   --------   --------   --------
                                                    ---------   --------   --------   --------   --------

------------------------------
(1) Operating Expenses for 1995 include a work force reduction charge of $1,082, which reduced net income by $663. See Note J to the Consolidated Financial Statements. Operating Expenses for 1993 include a charge for restructuring of $1,136, which reduced net income by $697.

(2) Represents the pre-tax gain on the sale of BellSouth's paging business in January 1996, which increased net income by $344. See Note B to the Consolidated Financial Statements.

(3) For 1995, reflects charges of $2,718 ($2.73 per share) for the discontinuance of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," and $78 ($.08 per share) related to the refinancing of long-term debt issues. See Notes E and L to the Consolidated Financial Statements.

(4) The debt ratio at December 31, 1995 has been adjusted to exclude $485 of debentures redeemed in January 1996.

(5) Telephone employees exclude those employees in BellSouth Telecommunications' subsidiaries which are unrelated to telephone operations.

(6) Prior period operating data are revised at later dates to reflect the most current information. The above information reflects the latest data available for the periods indicated.

(7) Calculated on the equity basis, which includes customers served based on BellSouth's ownership percentage in all markets served.

                             BELLSOUTH CORPORATION
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                            AND FINANCIAL CONDITION
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

    BellSouth Corporation (BellSouth) is a holding company headquartered in Atlanta, Georgia whose operating telephone company subsidiary, BellSouth Telecommunications, Inc. (BellSouth Telecommunications) serves, in the aggregate, approximately two-thirds of the population and one-half of the territory within Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. BellSouth Telecommunications primarily provides local exchange service and toll communications services within geographic areas, called Local Access and Transport Areas (LATAs), and provides network access services to enable interLATA communications using the long-distance facilities of interexchange carriers. Through subsidiaries, other telecommunications services and products are provided primarily within the nine-state BellSouth Telecommunications region. BellSouth Enterprises, Inc. (BellSouth Enterprises), another wholly-owned subsidiary, owns businesses providing wireless and international communications services and advertising and publishing products.

    Approximately 70%, 70% and 72% of BellSouth's Total Operating Revenues for the years ended December 31, 1996, 1995 and 1994, respectively, were from wireline services provided by BellSouth Telecommunications. Charges for local, access and toll services for the year ended December 31, 1996 accounted for approximately 61%, 33% and 6%, respectively, of the wireline revenues discussed above. Revenues from consolidated wireless communications services and from directory advertising and publishing services accounted for approximately 15% and 9%, respectively, of Total Operating Revenues for the year ended December 31, 1996. The remainder of such revenues was derived principally from sales and maintenance of customer premises equipment and other nonregulated services provided by BellSouth Telecommunications.

RESULTS OF OPERATIONS

    All per share amounts herein reflect a two-for-one stock split effective in November 1995. See Note G to the Consolidated Financial Statements.

                                                                         PERCENT CHANGE
                                                                     ----------------------
                                                                      1996 VS.    1995 VS.
                                      1996       1995       1994        1995        1994
                                    ---------  ---------  ---------  ----------  ----------
Income Before Extraordinary
 Losses...........................  $   2,863  $   1,564  $   2,160     83.1%      (27.6%)
Extraordinary Loss for
 Discontinuance of SFAS No. 71,
 net of tax.......................     --         (2,718)    --          --          --
Extraordinary Loss on Early
 Extinguishment of Debt, net of
 tax..............................     --            (78)    --          --          --
                                    ---------  ---------  ---------
Net Income (Loss).................  $   2,863  $  (1,232) $   2,160      --          --
                                    ---------  ---------  ---------
                                    ---------  ---------  ---------

Earnings (Loss) Per Share:

                                                                         PERCENT CHANGE
                                                                     ----------------------
                                                                      1996 VS.    1995 VS.
                                      1996       1995       1994        1995        1994
                                    ---------  ---------  ---------  ----------  ----------
Income Before Extraordinary
 Losses...........................  $    2.88  $    1.57  $    2.18     83.4%      (28.0%)
Extraordinary Loss for
 Discontinuance of SFAS No. 71,
 net of tax.......................     --          (2.73)    --          --          --
Extraordinary Loss on Early
 Extinguishment of Debt, net of
 tax..............................     --           (.08)    --          --          --
                                    ---------  ---------  ---------
Earnings (Loss) Per Share.........  $    2.88  $   (1.24) $    2.18      --          --
                                    ---------  ---------  ---------
                                    ---------  ---------  ---------

    For a discussion of the extraordinary losses in 1995, see "Extraordinary Losses" below.

    Income Before Extraordinary Losses for 1996 increased $1,299 (83.1%) and $1.31 per share (83.4%), respectively, compared to 1995. The increases were primarily attributable to the effect of an after-tax work force reduction charge in 1995 of $663 ($.67 per share). For a discussion of such charge, see "Operating Expenses -- Work Force Reduction Charge" below. Also contributing to the increases were the $344 ($.35 per share) after-tax gain on sale of BellSouth's paging business (see Note B to the Consolidated Financial Statements) as well as growth in key business volumes, driven by continued growth of access lines and the cellular customer base, and cost control measures at BellSouth Telecommunications, including salary and wage savings attributable to the work force reduction and restructuring plans initiated in 1995 and 1993, respectively.

    Income Before Extraordinary Losses for 1995 decreased $596 (27.6%) and $.61 per share (28.0%), respectively, compared to 1994. The decreases were primarily due to the after-tax work force reduction charge of $663 ($.67 per share). Also contributing to the decreases were the effects of gains in 1994 aggregating $108 ($.11 per share) related to the sale of two international cellular investments. The decreases were partially offset by revenue growth, driven by continued growth of access lines and the cellular customer base, and cost control measures at BellSouth Telecommunications, including salary and wage savings attributable to a restructuring plan initiated in 1993 and completed in 1995.

VOLUMES OF BUSINESS

    Network Access Lines in Service at December 31 (thousands):

                                                                                PERCENT CHANGE
                                                                            ----------------------
                                                                             1996 VS.    1995 VS.
                                             1996       1995       1994        1995        1994
                                           ---------  ---------  ---------  ----------  ----------
By Type:
  Residence..............................     15,136     14,653     14,195       3.3%        3.2%
  Business...............................      6,732      6,225      5,771       8.1         7.9
  Other..................................        267        255        254       4.7         0.4
                                           ---------  ---------  ---------
    Total Access Lines...................     22,135     21,133     20,220       4.7         4.5
                                           ---------  ---------  ---------
                                           ---------  ---------  ---------
By State:
  Florida................................      5,899      5,597      5,350       5.4         4.6
  Georgia................................      3,772      3,550      3,354       6.3         5.8
  Tennessee..............................      2,544      2,435      2,337       4.5         4.2
  North Carolina.........................      2,213      2,101      1,994       5.3         5.4
  Louisiana..............................      2,178      2,108      2,037       3.3         3.5
  Alabama................................      1,857      1,792      1,726       3.6         3.8
  South Carolina.........................      1,344      1,292      1,244       4.0         3.9
  Mississippi............................      1,193      1,158      1,118       3.0         3.6
  Kentucky...............................      1,135      1,100      1,060       3.2         3.8
                                           ---------  ---------  ---------
    Total Access Lines...................     22,135     21,133     20,220       4.7         4.5
                                           ---------  ---------  ---------
                                           ---------  ---------  ---------

    The total number of access lines in service increased by approximately 1,002,000 (4.7%) to 22,135,000 since December 31, 1995, compared to a 4.5% rate of increase in 1995. Business and residence access lines increased by 8.1% and 3.3%, respectively, compared to growth rates of 7.9% and 3.2% in 1995. The number of second residence lines, included in total residence lines, increased by 285,000 (22.4%) to 1,556,000 and accounted for 59.0% and 28.4% of the overall increase in residence access lines and total access lines, respectively, since December 31, 1995. Such second residence lines are generally used for home office purposes, access to on-line computer services and children's phones. The growth in all categories of access lines was primarily attributable to continued economic improvement in the Southeast and successful marketing programs.

    Access Minutes of Use (millions):

                                                                                  PERCENT CHANGE
                                                                            --------------------------
                                                                              1996 VS.      1995 VS.
                                             1996       1995       1994         1995          1994
                                           ---------  ---------  ---------  ------------  ------------
Interstate...............................     67,690     62,411     57,778         8.5%          8.0%
Intrastate...............................     21,171     19,197     16,888        10.3          13.7
                                           ---------  ---------  ---------
  Total Access Minutes of Use............     88,861     81,608     74,666         8.9           9.3
                                           ---------  ---------  ---------
                                           ---------  ---------  ---------

    Access minutes of use represent the volume of traffic carried by interexchange carriers between LATAs, both interstate and intrastate, using BellSouth Telecommunications' local facilities. In 1996, total access minutes of use increased by 7,253 million (8.9%) compared to an increase of 9.3% in 1995. The increases in access minutes of use were primarily attributable to access line growth, promotions by the interexchange carriers and intraLATA toll competition, which has the effect of increasing access minutes of use while reducing toll messages carried over BellSouth Telecommunications' network. The growth rate in total minutes of use continues to be negatively impacted by competition and the migration of interexchange carriers to categories of service (e.g., special access) that have a fixed charge as opposed to a volume-driven charge and to high capacity services, which causes a decrease in minutes of use.

                                                                                                PERCENT CHANGE
                                                                                          --------------------------
                                                                                            1996 VS.      1995 VS.
                                                           1996       1995       1994         1995          1994
                                                         ---------  ---------  ---------  ------------  ------------
Toll Messages (millions)...............................      1,023      1,374      1,559       (25.5%)       (11.9%)

    Toll messages are comprised of Message Telecommunications Service and Wide Area Telecommunications Service. Toll messages decreased by 351 million (25.5%) in 1996 compared to a decrease of 11.9% in 1995. The decrease in 1996 was primarily attributable to the expansion of local area calling plans (LACPs) in Florida, Georgia and North Carolina and, to a lesser extent, increased competition from interexchange carriers in the intraLATA toll market. While the respective impacts of such factors cannot be precisely quantified, BellSouth estimates that about 70% of the decline in toll messages was attributable to expanded LACPs and about 30% was due to increased competition. The decrease in 1995 was also attributable to LACPs in Florida, Georgia and North Carolina as well as South Carolina and Mississippi. These plans and future implementation of other such plans in BellSouth Telecommunications' service region, coupled with competition from the interexchange carriers in the intraLATA toll market, will adversely impact future toll message volumes. The expansion of LACPs and some effects of competition result in the transfer of calls from toll to the local service and access categories, respectively, but the corresponding revenues are not generally shifted at commensurate rates.

    Cellular and Paging Customers -- Equity Basis (thousands):

                                                                                                PERCENT CHANGE
                                                                                          --------------------------
                                                                                            1996 VS.      1995 VS.
                                                           1996       1995       1994         1995          1994
                                                         ---------  ---------  ---------  ------------  ------------
Domestic Cellular......................................      3,612      2,847      2,156        26.9%         32.1%
International Cellular.................................      1,244        655        361        89.9          81.4
Paging Customers (all domestic)........................     --          1,777      1,614       --             10.1

    Domestic cellular customers increased by 765,000 (26.9%) since December 31, 1995. While the rate of increase has declined since 1995, the overall penetration rate (number of customers as a percentage of the total population in the service territory) increased from 7.1% at December 31, 1995 to 8.9% at December 31, 1996. Total minutes of use have also continued to increase, although average minutes of use per cellular customer have remained relatively flat in 1996.

    Since December 31, 1995, the number of international cellular customers increased by 589,000 (89.9%) to 1,244,000. Growth in total minutes of use for international cellular properties remained strong due to demand stimulated by competitive programs, enhanced services and underdeveloped land-line service.

    In January 1996, BellSouth sold its paging business to Mobile Media Communications Inc. See Note B to the Consolidated Financial Statements.

OPERATING REVENUES

    For a discussion of the impact of impending local service competition on revenues and volumes of business, see "Operating Environment and Trends of the Business."

    Total Operating Revenues increased $1,154 (6.5%) in 1996 compared to an increase of $1,041 (6.2%) during 1995. The increases resulted from growth in revenues from BellSouth's wireline telephone business, coupled with significant increases in revenues from the cellular communications business. The increase in 1996 was partially offset by the effect of the January 1996 sale of BellSouth's paging business. Excluding paging revenues in 1995, Total Operating Revenues increased $1,503 (8.6%) in 1996.

    The components of Total Operating Revenues were as follows:

                                                                                      PERCENT CHANGE
                                                                                  ----------------------
                                                                                   1996 VS.    1995 VS.
                                                   1996       1995       1994        1995        1994
                                                 ---------  ---------  ---------  ----------  ----------
Local Service..................................  $   8,082  $   7,294  $   6,863       10.8%        6.3%
Interstate Access..............................      3,553      3,275      3,127        8.5         4.7
Intrastate Access..............................        812        884        908       (8.1)       (2.6)
Toll...........................................        794      1,009      1,190      (21.3)      (15.2)
Wireless Communications........................      2,799      2,592      2,067        8.0        25.4
Directory Advertising and Publishing...........      1,742      1,677      1,556        3.9         7.8
Other Services.................................      1,258      1,155      1,134        8.9         1.9
                                                 ---------  ---------  ---------
  Total Operating Revenues.....................  $  19,040  $  17,886  $  16,845        6.5         6.2
                                                 ---------  ---------  ---------
                                                 ---------  ---------  ---------

    LOCAL SERVICE revenues reflect amounts billed to customers for local exchange services, which include connection to the network and optional services, such as custom calling features and custom dialing packages. Local Service revenues for 1996 increased $788 (10.8%) compared to an increase of $431 (6.3%) in 1995.

    The increase in 1996 was due primarily to an increase of 1,002,000 access lines since December 31, 1995. Also contributing were an increase of $248 due to higher customer demand for optional services and net rate increases of $88 which include benefits related to the effects of expanded LACPs.

    The 1995 increase was due primarily to an increase of 913,000 access lines since December 31, 1994 and an increase of $107 due to higher customer demand for optional services. The increase in 1995 was partially offset by net rate reductions since December 31, 1994 of approximately $46 which are net of benefits related to the effects of expanded LACPs.

    INTERSTATE ACCESS revenues result from the provision of access services to interexchange carriers to provide telecommunications services between states and from end-user charges collected from residential and business customers. Interstate Access revenues increased $278 (8.5%) in 1996 compared to an increase of $148 (4.7%) in 1995.

    The 1996 increase was due primarily to growth in minutes of use of 8.5%, an increase of $69 due to higher demand for special access services and an increase in end-user charges of $58 attributable to growth in the number of access lines in service. Such increases were offset by net rate reductions since December 31, 1995 of $25.

    The increase for 1995 was due primarily to growth in minutes of use of 8.0%, an increase in end-user charges of $52 attributable to growth in the number of access lines in service and an increase of $42 due to higher demand for special access services. The 1995 increase was partially offset by net rate reductions since December 31, 1994 of approximately $58.

    INTRASTATE ACCESS revenues result from the provision of access services to interexchange carriers which provide telecommunications services between LATAs within a state. In 1996, Intrastate Access revenues decreased $72 (8.1%) compared to a decrease of $24 (2.6%) in 1995.

    The decreases for 1996 and 1995 were due primarily to net rate reductions of $160 and $100, respectively, partially offset by growth in minutes of use of 10.3% and 13.7%, respectively.

    TOLL revenues are received from the provision of long-distance services within (but not between) LATAs. These services include intraLATA service beyond the local calling area; Wide Area Telecommunications Service (WATS or 800 services) for customers with highly concentrated demand; and special services, such as transport of voice, data and video. Toll revenues decreased $215 (21.3%) in 1996 compared to a decrease of $181 (15.2%) in 1995.

    The decrease for 1996 was primarily attributable to the expansion of LACPs and increased competition from interexchange carriers, the effects of which reduced toll messages by 25.5%. The decrease was partially offset by a retroactive independent company settlement in 1995 which reduced revenues by $31 in that period.

    In 1995, the decrease was due primarily to a decline in toll messages of 11.9%. The decline in toll messages reflects the expansion of LACPs and increased competition from interexchange carriers. The decrease also includes the effect of the retroactive independent company settlement.

    The overall decline in intraLATA toll revenues is expected to continue over the long term.

    WIRELESS COMMUNICATIONS revenues include revenues from consolidated wireless communications businesses (primarily domestic cellular and, prior to 1996, paging within BellSouth Enterprises) as well as revenues from interconnections by unaffiliated cellular carriers with BellSouth Telecommunications' network. (BellSouth's interests in the net income or loss of the unconsolidated wireless businesses within BellSouth Enterprises, which are accounted for under the equity method of accounting, are recorded in Other Income, net.)

    Wireless Communications revenues increased $207 (8.0%) in 1996 compared to an increase of $525 (25.4%) in 1995. The increases for both years resulted primarily from continued growth of the customer base for wireless services in domestic and international markets. The 1996 increase was partially offset by the effect of the January 1996 sale of BellSouth's paging business. Revenues from such paging services were $349 and $276, respectively, in 1995 and 1994. Excluding such paging revenues in 1995, Wireless Communications revenues increased 24.8% in 1996.

    Consistent with anticipated growth in the overall wireless industry, BellSouth's revenues from wireless services are expected to continue to increase. However, the rate of growth of revenues from BellSouth's existing cellular businesses could be adversely affected by competitive pressures on service pricing, the continuing effect of an increasingly diversified customer base with lower average usage and the emergence of new wireless service providers offering personal communications service (PCS).

    DIRECTORY ADVERTISING AND PUBLISHING revenues include revenues derived from publishing, printing and selling advertising in, and performing related services concerning, alphabetical and classified telephone directories. Directory Advertising and Publishing revenues increased $65 (3.9%) in 1996 compared to a $121 (7.8%) increase in 1995.

    The increase for 1996 was primarily due to increases in the volume and prices of advertising sold. The increase was partially offset by the effect of BellSouth Telecommunications' adoption of issue basis accounting for directory revenues, which increased revenues in 1995 by $41, in connection with the discontinuance of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." See Note L to the Consolidated Financial Statements.

    The 1995 increase was due primarily to increases in the volume of advertising sold and the impact of BellSouth Telecommunications' adoption of issue basis accounting for directory revenues.

    OTHER SERVICES revenues are principally comprised of revenues from customer premises equipment (CPE) sales and maintenance services and other nonregulated services (primarily inside wire, billing and collection and voice messaging services) offered by BellSouth Telecommunications. Other Services revenues increased $103 (8.9%) in 1996 compared to an increase of $21 (1.9%) in 1995.

    The 1996 increase was primarily attributable to higher demand and prices for nonregulated services, product sales and fees totalling $132. In addition, the increase was also due to incremental rate impacts related to potential sharing under certain state regulatory plans. The increase was partially offset by the sale in 1996 of a subsidiary which performed computer maintenance.

    The increase in 1995 was due primarily to reduced levels of revenue reduction accruals related to potential sharing under certain state regulatory plans coupled with the reclassification of certain such accruals to Local Service revenues, the combined effect of which increased Other Services revenues by approximately $76. The increase was also due to approximately $41 resulting from higher demand for voice messaging and inside wire services. The increase was partially offset by a reduction of $37 in revenues from billing and collection services and by approximately $33 related to the sale in April 1994 of BellSouth Telecommunications' out-of-region CPE sales and service operations.

OPERATING EXPENSES

    Total Operating Expenses decreased $333 (2.3%) in 1996 compared to an increase of $1,807 (14.1%) in 1995. The 1996 decrease was primarily attributable to the effects of the 1995 work force reduction charge of $1,082 and the sale of BellSouth's paging business in January 1996. Excluding these effects, Total Operating Expenses increased $1,049 (7.9%) in 1996. The components of Total Operating Expenses were as follows:

                                                                                       PERCENT CHANGE
                                                                                  ------------------------
                                                                                   1996 VS.     1995 VS.
                                                   1996       1995       1994        1995         1994
                                                 ---------  ---------  ---------  -----------  -----------
Depreciation and Amortization..................  $   3,719  $   3,455  $   3,259         7.6%         6.0%
                                                 ---------  ---------  ---------
Other Operating Expenses:
  Cost of Services and Products................      6,072      6,184      6,043        (1.8)         2.3
  Selling, General and Administrative..........      4,470      3,873      3,485        15.4         11.1
                                                 ---------  ---------  ---------
                                                    10,542     10,057      9,528         4.8          5.6
                                                 ---------  ---------  ---------
    Subtotal...................................     14,261     13,512     12,787         5.5          5.7
Work Force Reduction Charge....................     --          1,082     --          --           --
                                                 ---------  ---------  ---------
    Total Operating Expenses...................  $  14,261  $  14,594  $  12,787        (2.3)        14.1
                                                 ---------  ---------  ---------
                                                 ---------  ---------  ---------

    DEPRECIATION AND AMORTIZATION increased $264 (7.6%) in 1996 compared to a $196 (6.0%) increase in 1995.

    The increase for 1996 was due primarily to higher levels of property, plant and equipment and shorter depreciable lives subsequent to the discontinuance of SFAS No. 71. The higher levels of property, plant and equipment resulted from continued growth in the customer base for wireless and wireline services and modernization of the networks. The increase was partially offset by the sale of BellSouth's paging business in January 1996 which had depreciation and amortization of $44 in 1995.

    The 1995 increase was due primarily to higher levels of property, plant and equipment since December 31, 1994 resulting from sustained growth in the customer base for wireless and wireline services and continued modernization of the networks.

    OTHER OPERATING EXPENSES are comprised of Cost of Services and Products and Selling, General and Administrative. Cost of Services and Products includes employee and employee-related expenses associated with network repair and maintenance, material and supplies expense, cost of tangible goods sold and other expenses associated with providing services. Selling, General and Administrative includes expenses related to sales activities such as salaries, commissions, benefits, travel, marketing and advertising expenses and administrative expenses.

    Other Operating Expenses increased $485 (4.8%) in 1996 compared to an increase of $529 (5.6%) in 1995. The increase for 1996 was primarily related to growth in the wireless and wireline businesses, partially offset by the effect of the January 1996 sale of BellSouth's paging business. Excluding such paging-related expenses in 1995, Other Operating Expenses increased $741 (7.6%) in 1996.

    For 1996, expenses related to the cellular and PCS businesses increased $342 and $69, respectively, as a result of sustained growth in the cellular customer base and the initiation of PCS services. At BellSouth Telecommunications, Other Operating Expenses increased $202 due principally to higher business volumes, new service offerings and intensified marketing and advertising. The increase was partially offset by a decrease of approximately $162 for employee-related costs in the wireline telephone operations, and the sale in 1996 of a subsidiary which performed computer maintenance. The decrease in employee-related costs reflects employee reductions attributable to the restructuring and work force reduction plans, partially offset by annual compensation increases for management and represented employees. The 1996 increase in Other Operating expenses also included an increase of approximately $50 in expenses related to the directory advertising and publishing business.

    The 1995 increase was due primarily to increased expenses of approximately $310 related to sustained growth in the cellular customer base, reflecting additional marketing and operational costs associated with higher levels of sales and expanded operations. At BellSouth Telecommunications, Other Operating Expenses increased $114, which reflected volume growth that was partially offset by a decrease of approximately $130 for employee-related costs. Such decrease was attributable to the restructuring plan begun in 1993, partially offset by annual compensation increases for management and represented employees. The 1995 increase in Other Operating Expenses was also attributable to approximately $55 related to growth in the volume of directory advertising sold.

    WORK FORCE REDUCTION CHARGE. In the fourth quarter of 1995, BellSouth recognized a pretax charge of $1,082 ($663 after tax), comprised of $942 ($577 after tax) related to planned work force reductions by the end of 1997, $85 ($52 after tax) for expected severance benefit payments after 1997 and $55 ($34 after tax) for additional net curtailment losses related to employee reductions under a restructuring plan initiated in 1993 and completed in 1995.

    1995 WORK FORCE REDUCTION. The $942 pretax charge was comprised of approximately $561 under the provisions of SFAS No. 112, "Employers' Accounting for Postemployment Benefits," related to employees expected to receive severance benefits under preexisting separation plans, and approximately $381 for curtailment losses under the provisions of SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Substantially all of the curtailment losses relate to postretirement benefits other than pensions.

    Under this plan, BellSouth Telecommunications expects to reduce the work force of the wireline telephone operations by approximately 11,300 employees by the end of 1997. The work force reduction will be accomplished through the separation of approximately 13,200 employees, partially offset by the planned hiring of new employees primarily to replace those not expected to relocate in connection with the consolidation of work locations. Including a reduction of approximately 800 employees which occurred in December 1995, BellSouth Telecommunications has reduced its work force by approximately 7,000 employees under the 1995 plan through December 31, 1996.

    Once the plan to reduce 11,300 employees is completed, annual net employee cost savings are estimated to be approximately $500 after considering increased costs for outsourced services.

    POSTEMPLOYMENT BENEFITS AND OTHER CHARGES. The pretax charge of $85 represented estimated future postemployment severance benefits to be paid after 1997, also in accordance with the provisions of SFAS No. 112. This component was based on BellSouth's belief that work force reductions will continue under existing separation plans, although at reduced separation benefit levels.

    A pretax charge of $55 was also recorded related to additional net curtailment losses in connection with a restructuring plan initiated in 1993 and completed in 1995. This charge resulted primarily from a greater number of retirement-eligible employees separating under the plan than was originally expected.

OTHER INCOME STATEMENT ITEMS

                                                                                         PERCENT CHANGE
                                                                                    ------------------------
                                                                                     1996 VS.     1995 VS.
                                                     1996       1995       1994        1995         1994
                                                   ---------  ---------  ---------  -----------  -----------
Interest Expense.................................  $     721  $     724  $     666       (0.4)%        8.7%
Gain on Sale of Paging Business..................        442     --         --          --           --
Other Income, net................................        108         20         11      440.0         81.8
Provision for Income Taxes.......................      1,745      1,024      1,243       70.4        (17.6)

    INTEREST EXPENSE includes interest on debt, certain other accrued liabilities and capital leases, partially offset by interest capitalized as a cost of installing equipment and constructing plant. Interest expense decreased $3 (0.4%) in 1996 compared to an increase of $58 (8.7%) in 1995.

    The decrease for 1996 was primarily attributable to lower average interest rates on borrowings due in part to refinancings during 1995, partially offset by higher average debt balances in 1996.

    The 1995 increase was primarily attributable to higher average interest rates on short-term borrowings and higher average debt levels for long-term borrowings. The average interest rate on long-term borrowings was slightly lower in 1995 compared to 1994, reflecting the initial impact of 1995 debt refinancings at more favorable interest rates.

    GAIN ON SALE OF PAGING BUSINESS represents the pre-tax gain on the sale of BellSouth's paging business in January 1996.

    OTHER INCOME, NET includes earnings and losses from unconsolidated subsidiaries, businesses and partnerships; income and losses from the sale of operations; interest and dividend income; minority interests; and other nonoperating items. Other Income, net increased $88 in 1996 compared to an increase of $9 in 1995.

    The 1996 increase resulted primarily from a $55 increase in interest income and lower net minority interest deductions of $35. Equity in losses was ($76) in 1996, an improvement of $10 since 1995. The lower 1996 losses were primarily attributable to improved operating results at unconsolidated domestic cellular operations and certain international businesses, principally operations in Israel and Venezuela. Such improvements were partially offset by increased losses attributable to the continuing development of German cellular operations.

    The increase in Other Income, net in 1995 included a $43 increase in interest income, an improvement of $24 in equity in losses and $18 in lower net minority interest deductions. The increase in Other Income, net was also attributable to a $34 increase in miscellaneous income related to nonstrategic business activities. The increases in Other Income were partially offset by the effect of a gain of $108 in 1994 from the sale of two international cellular investments.

    Equity in losses of unconsolidated affiliates was $(86) in 1995 compared to $(110) in 1994. The lower 1995 losses reflect a reduction in losses in the mobile data communications businesses and higher income from unconsolidated domestic cellular operations, partially offset by increased losses from certain developing international businesses, principally operations in Germany and Israel.

    PROVISION FOR INCOME TAXES increased $721 (70.4%) in 1996 compared to a decrease of $219 (17.6%) in 1995. BellSouth's effective tax rates were 37.9%, 39.6% and 36.5% in 1996, 1995 and 1994, respectively. The lower effective tax rate for 1996 compared to 1995 was due primarily to a higher tax than book basis for the paging business, which resulted in a lower gain on sale for computing tax expense. A reconciliation of the statutory Federal income tax rates to these effective tax rates is provided in Note K to the Consolidated Financial Statements.

EXTRAORDINARY LOSSES

    DISCONTINUANCE OF SFAS NO. 71. In 1995, as a result of its continuing regulatory and marketplace assessments, BellSouth Telecommunications concluded that it was required to discontinue SFAS No. 71 for financial reporting purposes. Accordingly, BellSouth Telecommunications recorded a noncash extraordinary charge of $2,718 (net of a deferred tax benefit of $1,731). The extraordinary charge reflects $3,002 (after tax) to reduce the recorded value of long-lived telephone plant and equipment, all of which was within the regulatory framework, to the level appropriate for nonregulated enterprises. The overall charge was partially offset by $194 related to the method by which BellSouth Telecommunications reported its directory publishing revenues, $71 related to the elimination of regulatory assets and liabilities and $19 for the partial acceleration of unamortized investment tax credits associated with the reductions in asset carrying values and in asset lives.

    See Note L to the Consolidated Financial Statements.

    EARLY EXTINGUISHMENT OF DEBT. During 1995, BellSouth Telecommunications recognized extraordinary losses of $78 (net of a current tax benefit of $49) related to the early extinguishment of outstanding debt issues. See Note E to the Consolidated Financial Statements.

FINANCIAL CONDITION

    BellSouth uses the net cash generated from its operations and external financing to invest in and operate its existing and new businesses and to pay dividends. While current liabilities exceeded current assets at both December 31, 1996 and 1995, BellSouth's sources of funds -- primarily from operations and, to the extent necessary, from readily available external financing arrangements -- are sufficient to meet all current obligations on a timely basis. BellSouth believes that such sources of funds will be sufficient to meet the needs of its business for the foreseeable future.

                                                                                           PERCENT CHANGE
                                                                                      ------------------------
                                                                                       1996 VS.     1995 VS.
                                                       1996       1995       1994        1995         1994
                                                     ---------  ---------  ---------  -----------  -----------
Net Cash Provided by Operating Activities..........  $   5,863  $   5,443  $   5,172        7.7%         5.2%

    OPERATING ACTIVITIES. Net cash provided by operating activities increased $420 (7.7%) in 1996 compared to an increase of $271 (5.2%) in 1995. The increase in 1996 was primarily attributable to a $669 increase in operating income excluding depreciation, amortization and the work force reduction charge. The 1996 increase was partially offset by higher cash expenditures for reductions of accounts payable.

    The increase in 1995 was primarily attributable to a $512 increase in operating income excluding depreciation, amortization and the work force reduction charge. The 1995 increase was partially offset by higher cash expenditures of $258 related to a restructuring plan begun in 1993.

                                                                                        PERCENT CHANGE
                                                                                   ------------------------
                                                                                    1996 VS.     1995 VS.
                                                    1996       1995       1994        1995         1994
                                                  ---------  ---------  ---------  -----------  -----------
Net Cash Used for Investing Activities..........  $  (4,199) $  (4,384) $  (3,935)      (4.2%)       11.4%

    INVESTING ACTIVITIES. BellSouth's primary use of capital resources continues to be for capital expenditures to support development of the wireline and wireless networks. Net cash used for investing activities decreased $185 (4.2%) in 1996 compared to an increase of $449 (11.4%) in 1995. The decrease in 1996 was primarily due to $930 in cash received from the sale of the paging business. The decrease was partially offset by higher capital expenditures of $252 related substantially to wireline and wireless network development and a decrease of $324 in proceeds from other investment dispositions and repayment of advances.

    Capital expenditures were $4,455 in 1996 and are projected to be approximately $4,700 to $5,200 in 1997. Such capital expenditures for 1996 were financed internally and, for 1997, are expected to be financed primarily through internally generated funds and, to the extent necessary, from external sources.

    The increase in 1995 was primarily attributable to higher capital expenditures of $603 related substantially to wireline and wireless network development, partially offset by higher cash proceeds of $188 from investment dispositions and repayment of advances. Substantially all cash required for capital expenditures in 1995 was provided internally.

                                                                                             PERCENT CHANGE
                                                                                         ----------------------
                                                                                          1996 VS.    1995 VS.
                                                        1996        1995        1994        1995        1994
                                                      ---------     -----     ---------  ----------  ----------
Net Cash Provided by (Used for) Financing
 Activities.........................................  $  (2,197)  $      46   $  (1,132)     --          --

    FINANCING ACTIVITIES. During 1996, financing activities used cash of $(2,197) while in 1995 financing activities provided cash of $46. The increased use of cash from 1995 to 1996 of $2,243 primarily reflects higher levels of net proceeds from all borrowing activities in 1995 compared to 1996.

    In September 1995, BellSouth's Board of Directors raised the quarterly dividend by $.015 per share to a total of $.36 per share and declared the same $.36 per share dividend again in November 1995 and for each quarter in 1996.

    The change in cash used for financing activities from 1994 to 1995 was primarily attributable to higher levels of net proceeds from all borrowing activities in 1995 compared to 1994.

    DEBT ACTIVITIES. During 1996, BellSouth issued $300 of long term debt and, with net proceeds as well as cash on hand, redeemed outstanding short-term debt and long-term debentures of $417 and $485, respectively.

    During 1995, BellSouth issued $500 of long-term debt and, with net proceeds, refinanced outstanding short-term debt. Also during 1995, BellSouth issued approximately $1,900 of long-term debt to refinance $1,885 of outstanding long-term debentures, including $485 of debentures redeemed in January 1996. The funds to redeem the $485 of debentures in January 1996 are included in Cash and Cash Equivalents in the Consolidated Balance Sheet at December 31, 1995. In addition, Cash and Cash Equivalents at December 31, 1995 includes $500 which was used to reduce commercial paper on January 2, 1996.

    BellSouth has committed credit lines aggregating $1,951 with various banks. Borrowings under the committed credit lines totaled $92 at December 31, 1996. BellSouth also maintains uncommitted lines of credit of $650. At December 31, 1996, there were no borrowings under the uncommitted lines. As of February 14, 1997, shelf registration statements were on file with the Securities and Exchange Commission under which $1,927 of debt securities could be publicly offered.

    BellSouth's debt to total capitalization ratio, adjusted in 1995 to exclude the $485 of debentures redeemed in January 1996, decreased to 43.5% at December 31, 1996 from 46.7% at December 31, 1995. The decrease was primarily caused by a reduction in short-term borrowings and an increase in shareholders' equity due to earnings during 1996.

    DERIVATIVE ACTIVITIES. BellSouth enters into foreign exchange forward contracts, currency swap agreements and interest rate swap agreements in its normal course of business for hedging purposes. These financial instruments are used to mitigate foreign currency and interest rate risks, although to a limited extent they expose the company to market and credit risks. The credit risks associated with these instruments are controlled through the evaluation and continual monitoring of the creditworthiness of the counterparties. In the event that a counterparty fails to meet the terms of a contract or agreement, BellSouth's exposure is limited to the then current value of the currency rate or interest rate differential, not the full notional amount. Such contracts and agreements have been executed with creditworthy financial institutions whose credit ratings are generally AA/Aa or higher. As such, BellSouth considers the risk of nonperformance to be remote. See Note N to the Consolidated Financial Statements for additional information.

OPERATING ENVIRONMENT AND TRENDS OF THE BUSINESS

    REGULATORY ENVIRONMENT. In providing telecommunications services, BellSouth is subject to regulation by both state and federal regulators with respect to rates, services, competition and other issues. BellSouth's primary regulatory focus has been directed toward modifying the regulatory process to one that is more closely aligned with changing market conditions and overall public policy objectives. As an alternative to regulation of intrastate earnings, BellSouth has sought price regulation, whereby prices of basic service are regulated and the pricing of other products and services are based on market factors. While price regulation plans do not provide for the direct recovery through basic service rates of cost increases or extraordinary expenses, they generally provide more flexibility to meet competitive pricing levels. BellSouth Telecommunications has price regulation plans approved or authorized in all states in its wireline territory, although the implementation of the Tennessee plan has been stayed by a court pending resolution of a number of issues. At the federal level, BellSouth Telecommunications is operating under a price regulation plan established by the Federal Communications Commission (FCC) in 1995.This plan provided a productivity option, which BellSouth Telecommunications selected, that eliminated both earnings limitations and sharing requirements.

    ECONOMY. The nation's output of goods and services, which grew 2.0% in 1995, grew at a moderate rate of 2.3% in 1996. Employment in nonfarm business establishments grew 2.2% during the year and the unemployment rate averaged 5.4%. The economy of the nine-state region served by BellSouth Telecommunications' wireline telephone business grew slightly faster than the national economy. The number of jobs in nonfarm businesses grew 2.3% as the unemployment rate averaged 5.0% for the year. Real income expanded at an estimated 3.7%. Net migration added approximately 400,000 persons, accounting for half of the region's population growth. The demand for telecommunications services in the region reflected the strength of its economic and population growth. Moderate economic expansion is expected during 1997, as tight labor markets, slow labor force growth and modest productivity growth act to constrain the pace of growth. The region's cost advantages and strong net migration should bring an economic growth rate comparatively better than the nation's and further increase the demand for telecommunications services. The increased competition faced by BellSouth Telecommunications and the growing percentage of revenues from unregulated businesses make BellSouth's financial performance more susceptible to changes in the economy than previously, as its operations reflect the more competitive business environment and the greater demand elasticities for its products and services.

    COMPETITION. BellSouth is subject to increasing competition in all areas of its business. Regulatory, legislative and judicial actions and technological developments have expanded the types of available services and products and the number of companies that may offer them. Increasingly, this competition is from large companies which have substantial capital, technological and marketing resources.

    THE 1996 ACT. The 1996 Act requires the elimination of state legislative and regulatory barriers to competition for local telephone service, subject only to competitively neutral requirements to preserve and advance universal service, protect the public safety and welfare, maintain the quality of telecommunications services and safeguard the rights of customers. The 1996 Act also includes requirements that BellSouth negotiate with other carriers for interconnection, use of network elements on an unbundled basis and resale of local services. If a negotiated agreement cannot be reached, either party may seek arbitration with the state regulatory authority or the FCC if the state fails to act. If rates are disputed, the arbitrator must set rates for access to network elements on an unbundled basis, based on cost, which may include a reasonable profit. BellSouth is also required to negotiate to provide retail services at wholesale rates for the purposes of resale by competing carriers. If agreement cannot be reached, the arbitrator shall set the wholesale rates at BellSouth's retail rates less costs to be avoided. BellSouth Telecommunications has executed over 40 interconnection or resale agreements with such carriers and is currently involved in arbitration proceedings with a number of other carriers, including AT&T, MCI and Sprint. The arbitration results for the wholesale discount rates vary by state from approximately 15% to 21%.

    In connection with the requirements of the 1996 Act, in August 1996, the FCC released an order adopting rules governing interconnection and open competition in the local telephone service industry (the Order). Among the issues specifically addressed by the Order are the network elements that BellSouth must make available; pricing standards to be followed by states in setting rates for interconnection; access to network elements on an unbundled basis and resold services. BellSouth and several other incumbent local exchange carriers (ILECs) joined in an appeal of the Order to the United States Court of Appeals for the Eighth Circuit (the Court). Upon request of several state commissions and ILECs, the Court stayed the Order in part, pending appeal. Such stay relates to pricing prescriptions and certain other terms. The Court heard oral arguments in January 1997, and a decision is pending. Notwithstanding these developments, however, as discussed above, BellSouth Telecommunications and a number of carriers have negotiated interconnection agreements and state regulatory commissions are arbitrating or have approved various terms of interconnection between BellSouth Telecommunications and other carriers. These terms may be revised, depending on, among other things, the outcome of the appeal of the Order.

    The 1996 Act also requires the FCC to identify the local service subsidy provided by access charges; to provide for the removal of such subsidy from access rates in order that access charges reflect underlying costs; to arrange for a universal service fund to ensure the continuation of universal service; and to develop the arrangements for payments into that fund by all carriers. The FCC is currently engaged in this proceeding. In addition, the FCC has commenced a proceeding to revise its access charge rules. Until final orders are issued by the FCC and any judicial appeals have been concluded, it will not be possible to determine the impact on access charge revenues; however, an interim access charge plan provides for lower access charges paid by carriers that purchase unbundled network elements from ILECs or that connect wireless communications with the wireline networks of the ILECs.

    In attempting to comply with the technical requirements of interconnection, BellSouth expects to incur significant costs associated with the development or modification of systems necessary to make interconnection possible. For example, BellSouth Telecommunications will be required to provide for long-term number portability whereby customers switching to competing local carriers will be able to retain their telephone numbers without interruption. It is unclear as to what degree BellSouth will be able to recover these costs.

    Until the FCC issues final orders on matters such as access reform, universal service and number portability, as well as other matters, and any judicial appeals have been concluded, it will not be possible to determine the impact the 1996 Act will have on BellSouth's financial position or annual operations results or cash flows.

    WIRELESS SERVICES. The FCC's PCS licensing process allows multiple new competitors for BellSouth's businesses. Licenses to provide PCS services have been won in auction by AT&T, Bell Holding Company consortia and other large and well-capitalized entities. PCS will provide competition to BellSouth's local wireline and wireless telephone businesses. Several competitive PCS systems are now operational.

    In many markets, competing cellular service is provided by businesses owned or controlled by a Bell Holding Company, AT&T or a major telephone company. In addition, Bell Atlantic Corporation and NYNEX Corporation have combined their cellular businesses, and U S West, Inc. and AirTouch Communications have announced that they plan to merge their cellular businesses. Those four companies have also formed a joint venture to provide PCS in many domestic markets.

    BELLSOUTH COMPETITIVE STRATEGY. BellSouth has developed three main strategies that govern its business decisions in the increasingly competitive telecommunications industry. First, BellSouth will strengthen its leadership position throughout its nine-state wireline territory by (a) enhancing and building its brand strength and distribution channels; (b) providing full-service offerings including wireline and wireless, local and long-distance, and video and electronic commerce services; and (c) controlling costs. Second, BellSouth will continue to grow profitably its domestic wireless business by (a) deploying value-added products and services and competitive technology; (b) strengthening and expanding distribution channels including joint marketing with BellSouth Telecommunications; and (c) expanding in-region wireless coverage through successful bidding for PCS licenses and other acquisitions. Third, BellSouth will continue to grow and develop its Latin American and other international operations.

    NEW SERVICES. Notwithstanding the inevitable loss of local service customers and other risks associated with increased competition, BellSouth will have the opportunity to benefit from entry into new business markets. For example, the presence of competition, among other things, can allow BellSouth to qualify to offer interLATA wireline service under provisions contained in the 1996 Act. BellSouth believes that in order to remain competitive in the future, it must aggressively pursue a corporate strategy of expanding its offerings beyond its traditional businesses and markets. These offerings include interLATA services, information services and video and electronic commerce services. BellSouth has entered some of these businesses through investments in, strategic alliances with and acquisitions of established companies in such industries and through the development of some of these services and capabilities internally. For example, among other initiatives, BellSouth has acquired several cable TV rights, is conducting a trial of cable TV service and is providing Internet access. BellSouth also intends to continue to pursue certain foreign telecommunications licenses as they are offered.

    BellSouth plans to begin offering interLATA wireline service in each of its in-region states as soon as the FCC approves its application for each state. BellSouth has filed documents with the Georgia Public Service Commission requesting that the Georgia Commission approve a statement of generally available terms and conditions as provided for in the 1996 Act and to establish that such terms and conditions meet the competitive checklist. BellSouth will file an application for each state as soon as it believes the conditions are met. Because of the proceedings required to obtain approval and the potential challenges of competitors and others, it is uncertain when BellSouth will be authorized to commence interLATA service in any of its in-region states. The 1996 Act requires that in-region interLATA service be provided through a subsidiary separate from BellSouth Telecommunications.

    JOINT MARKETING. The 1996 Act allows BellSouth to market wireless and other services jointly with its wireline local exchange services; previously, separate marketing was required. This change has enabled BellSouth to more efficiently offer and provide integrated telecommunications. In March 1996, BellSouth began joint marketing of wireless and wireline services in selected markets. In addition, as permitted by the 1996 Act, BellSouth intends to jointly market other services such as video, internet access and, eventually, interLATA service with its wireline and wireless services.

    1995 WORK FORCE REDUCTION. As another part of its competitive strategy, BellSouth Telecommunications announced in 1995 a plan to reduce its work force by approximately 11,300 employees by the end of 1997. Also, in 1995, BellSouth Telecommunications completed the restructuring of its telephone operations that had been announced in 1993.

                              REPORT OF MANAGEMENT

    To the Shareholders of BellSouth Corporation:

    These financial statements have been prepared in conformity with generally accepted accounting principles and have been audited by Coopers & Lybrand L.L.P., independent accountants, whose report is contained herein.

    The integrity and objectivity of the data in these financial statements including estimates and judgments relating to matters not concluded by the end of the year, are the responsibility of the management of BellSouth. Management has also prepared all other information included therein unless indicated otherwise.

    Management maintains a system of internal accounting controls which is continuously reviewed and evaluated. However, there are inherent limitations that should be recognized in considering the assurances provided by any system of internal accounting controls. The concept of reasonable assurance recognizes that the cost of a system of internal accounting controls should not exceed, in management's judgment, the benefits to be derived. Management believes that BellSouth's system does provide reasonable assurance that the transactions are executed in accordance with management's general or specific authorizations and are recorded properly to maintain accountability for assets and to permit the preparation of financial statements in conformity with generally accepted accounting principles. Management also believes that this system provides reasonable assurance that access to assets is permitted only in accordance with management's authorizations, that the recorded accountability for assets is compared with the existing assets at reasonable intervals and that appropriate action is taken with respect to any differences. Management also seeks to assure the objectivity and integrity of its financial data by the careful selection of its managers, by organizational arrangements that provide an appropriate division of responsibility and by communications programs aimed at assuring that its policies, standards and managerial authorities are understood throughout the organization. Management is also aware that changes in operating strategy and organizational structure can give rise to disruptions in internal controls. Special attention is given to controls while the changes are being implemented.

    Management maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. In addition, as part of its audit of these financial statements, Coopers & Lybrand L.L.P. completed a review of the accounting controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied. Management has considered the internal auditor's and Coopers & Lybrand L.L.P.'s recommendations concerning the system of internal controls and has taken actions that it believes are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that as of December 31, 1996, the system of internal controls was adequate to accomplish the objectives discussed herein.

    Management also recognizes its responsibility for fostering a strong ethical climate so that BellSouth's affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is communicated to all employees through policies and guidelines addressing such issues as conflict of interest, safeguarding of BellSouth's real and intellectual properties, providing equal employment opportunities and ethical relations with customers, suppliers and governmental representatives. BellSouth maintains a program to assess compliance with these policies and our ethical standards through its Senior Vice President, Executive Staff Officer and Corporate Secretary.

 /s/ F. Duane Ackerman                   /s/ Ronald M. Dykes

 F. Duane Ackerman                       Ronald M. Dykes
 PRESIDENT AND CHIEF EXECUTIVE OFFICER   EXECUTIVE VICE PRESIDENT AND
                                         CHIEF FINANCIAL OFFICER

February 3, 1997

                       AUDIT COMMITTEE CHAIRMAN'S LETTER

    The Audit Committee of the Board of Directors consists of four members who are neither officers nor employees of BellSouth Corporation. Information as to these persons, as well as their duties, is provided in the Proxy Statement. The Audit Committee met six times during 1996 and reviewed with the Chief Corporate Auditor, Coopers & Lybrand L.L.P. and management current audit activities, plans and the results of selected internal audits. The Audit Committee also reviewed the objectivity of the financial reporting process and the adequacy of internal controls. The Audit Committee recommended, subject to shareholder ratification, the appointment of the independent accountants and considered factors relating to their independence. In addition, the Audit Committee provided guidance in matters regarding ethical considerations and business conduct, reviewed the operations of political action committees and monitored compliance with laws and regulations. The Chief Corporate Auditor and Coopers & Lybrand L.L.P. each met privately with the Audit Committee on occasion to encourage confidential discussions as to any auditing matters.
                                          /s/ Marshall M. Criser
                                          Marshall M. Criser
                                          CHAIRMAN, AUDIT COMMITTEE
February 3, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS
To the Shareholders
BellSouth Corporation
Atlanta, Georgia

    We have audited the accompanying consolidated balance sheets of BellSouth Corporation as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of BellSouth's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BellSouth Corporation as of December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

    As discussed in Note L to the consolidated financial statements, BellSouth discontinued accounting for the operations of BellSouth Telecommunications, Inc. in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," effective June 30, 1995.
                                          /s/ Coopers & Lybrand L.L.P.
Atlanta, Georgia
February 3, 1997

                             BELLSOUTH CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                                            -----------------------------------
                                                                              1996         1995         1994
                                                                            ---------    ---------    ---------
Operating Revenues:
  Network and related services:
    Local service.......................................................    $   8,082    $   7,294    $   6,863
    Interstate access...................................................        3,553        3,275        3,127
    Intrastate access...................................................          812          884          908
    Toll................................................................          794        1,009        1,190
  Wireless communications...............................................        2,799        2,592        2,067
  Directory advertising and publishing..................................        1,742        1,677        1,556
  Other services........................................................        1,258        1,155        1,134
                                                                            ---------    ---------    ---------
    Total Operating Revenues............................................       19,040       17,886       16,845
                                                                            ---------    ---------    ---------
Operating Expenses:
  Cost of services and products.........................................        6,072        6,184        6,043
  Depreciation and amortization.........................................        3,719        3,455        3,259
  Selling, general and administrative...................................        4,470        3,873        3,485
  Work force reduction charge (Note J)..................................       --            1,082       --
                                                                            ---------    ---------    ---------
    Total Operating Expenses............................................       14,261       14,594       12,787
                                                                            ---------    ---------    ---------
Operating Income........................................................        4,779        3,292        4,058
Interest Expense........................................................          721          724          666
Gain on Sale of Paging Business (Note B)................................          442       --           --
Other Income, net.......................................................          108           20           11
                                                                            ---------    ---------    ---------
Income Before Income Taxes and Extraordinary Losses.....................        4,608        2,588        3,403
Provision for Income Taxes (Note K).....................................        1,745        1,024        1,243
                                                                            ---------    ---------    ---------
Income Before Extraordinary Losses......................................        2,863        1,564        2,160
Extraordinary Loss for Discontinuance of SFAS No. 71,
 net of tax (Note L)....................................................       --           (2,718)      --
Extraordinary Loss on Early Extinguishment of Debt,
 net of tax (Note E)....................................................       --              (78)      --
                                                                            ---------    ---------    ---------
      Net Income (Loss).................................................    $   2,863    $  (1,232)   $   2,160
                                                                            ---------    ---------    ---------
                                                                            ---------    ---------    ---------

Weighted Average Common Shares Outstanding (Note G).....................          994          993          992
Dividends Declared Per Common Share (Note G)............................    $    1.44    $    1.41    $    1.38

Earnings (Loss) Per Share: (Note G)
  Income Before Extraordinary Losses....................................    $    2.88    $    1.57    $    2.18
  Extraordinary Loss for Discontinuance of SFAS No. 71,
   net of tax (Note L)..................................................       --            (2.73)      --
  Extraordinary Loss on Early Extinguishment of Debt,
   net of tax (Note E)..................................................       --             (.08)      --
                                                                            ---------    ---------    ---------
      Net Income (Loss).................................................    $    2.88    $   (1.24)   $    2.18
                                                                            ---------    ---------    ---------
                                                                            ---------    ---------    ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                                       DECEMBER 31,
                                                                                                   --------------------
                                                                                                     1996       1995
                                                                                                   ---------  ---------
ASSETS
Current Assets:
  Cash and cash equivalents......................................................................  $   1,178  $   1,711
  Temporary cash investments.....................................................................         51         71
  Accounts receivable, net of allowance for uncollectibles of $180 and $171......................      4,087      3,772
  Material and supplies..........................................................................        451        430
  Other current assets...........................................................................        531        521
                                                                                                   ---------  ---------
    Total Current Assets.........................................................................      6,298      6,505
                                                                                                   ---------  ---------
Investments and Advances (Note B)................................................................      2,430      2,418
Property, Plant and Equipment, net (Note C)......................................................     21,825     21,092
Deferred Charges and Other Assets................................................................        610        338
Intangible Assets, net...........................................................................      1,405      1,527
                                                                                                   ---------  ---------
    Total Assets.................................................................................  $  32,568  $  31,880
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Debt maturing within one year (Note E).........................................................  $   2,124  $   2,951
  Accounts payable...............................................................................      1,446      1,724
  Other current liabilities (Note D).............................................................      2,871      2,715
                                                                                                   ---------  ---------
    Total Current Liabilities....................................................................      6,441      7,390
                                                                                                   ---------  ---------
Long-Term Debt (Note E)..........................................................................      8,116      7,924
                                                                                                   ---------  ---------
Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes..............................................................      1,899      1,650
  Unamortized investment tax credits.............................................................        278        355
  Other liabilities and deferred credits (Note F)................................................      2,585      2,736
                                                                                                   ---------  ---------
    Total Deferred Credits and Other Liabilities.................................................      4,762      4,741
                                                                                                   ---------  ---------
Shareholders' Equity:
  Common stock, $1 par value (2,200 shares authorized; 991 and 994 shares outstanding)...........      1,009      1,007
  Paid-in capital................................................................................      7,697      7,619
  Retained earnings..............................................................................      5,541      4,099
  Shares held in trust and treasury (Note G).....................................................       (532)      (374)
  Guarantee of ESOP debt (Note H)................................................................       (466)      (526)
                                                                                                   ---------  ---------
    Total Shareholders' Equity...................................................................     13,249     11,825
                                                                                                   ---------  ---------
    Total Liabilities and Shareholders' Equity...................................................  $  32,568  $  31,880
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN MILLIONS)

                                              NUMBER OF SHARES                              AMOUNT
                                           ----------------------   ------------------------------------------------------
                                                       SHARES                                       SHARES       GUARANTEE
                                           COMMON   HELD IN TRUST    PAR    PAID-IN   RETAINED   HELD IN TRUST    OF ESOP
                                           STOCK    AND TREASURY    VALUE   CAPITAL   EARNINGS   AND TREASURY      DEBT
                                           ------   -------------   ------  -------   --------   -------------   ---------
Balance at December 31, 1993.............    502          (6)       $  502  $ 8,010   $ 5,919        $(293)        $(643)
Net income...............................                                               2,160
Dividends declared.......................                                              (1,370)
Shares issued for:
  Employee benefit plans.................                                         6
  Grantor trusts.........................      1          (1)            1       42                    (43)
ESOP activities and related tax
 benefit.................................                                                  12                         59
Foreign currency translation
 adjustment..............................                                         6
                                           ------        ---        ------  -------   --------      ------       ---------
Balance at December 31, 1994.............    503          (7)          503    8,064     6,721         (336)         (584)
Two-for-one stock split (Note G).........    503          (6)          503     (503)
Net loss.................................                                              (1,232)
Dividends declared.......................                                              (1,400)
Shares issued for:
  Employee benefit plans.................      1                         1       30
  Grantor trusts.........................                                        38                    (38)
ESOP activities and related tax
 benefit.................................                                                  10                         58
Foreign currency translation
 adjustment..............................                                       (10)
                                           ------        ---        ------  -------   --------      ------       ---------
Balance at December 31, 1995.............  1,007         (13)        1,007    7,619     4,099         (374)         (526)
Net income...............................                                               2,863
Dividends declared.......................                                              (1,430)
Shares issued for:.......................
  Employee benefit plans.................      1                         1       14                     11
  Grantor trusts.........................      1          (1)            1       34                    (35)
Shares purchased for:
  Treasury...............................                 (3)                                          (85)
  Grantor trusts.........................                 (1)                                          (49)
ESOP activities and related tax
 benefit.................................                                                   9                         60
Foreign currency translation
 adjustment..............................                                        30
                                           ------        ---        ------  -------   --------      ------       ---------
Balance at December 31, 1996.............  1,009         (18)       $1,009  $ 7,697   $ 5,541        $(532)        $(466)
                                           ------        ---        ------  -------   --------      ------       ---------
                                           ------        ---        ------  -------   --------      ------       ---------


                                            TOTAL
                                           -------
Balance at December 31, 1993.............  $13,495
Net income...............................    2,160
Dividends declared.......................   (1,370)
Shares issued for:
  Employee benefit plans.................        6
  Grantor trusts.........................       --
ESOP activities and related tax
 benefit.................................       71
Foreign currency translation
 adjustment..............................        6
                                           -------
Balance at December 31, 1994.............   14,368
Two-for-one stock split (Note G).........       --
Net loss.................................   (1,232)
Dividends declared.......................   (1,400)
Shares issued for:
  Employee benefit plans.................       31
  Grantor trusts.........................       --
ESOP activities and related tax
 benefit.................................       68
Foreign currency translation
 adjustment..............................      (10)
                                           -------
Balance at December 31, 1995.............   11,825
Net income...............................    2,863
Dividends declared.......................   (1,430)
Shares issued for:.......................
  Employee benefit plans.................       26
  Grantor trusts.........................       --
Shares purchased for:
  Treasury...............................      (85)
  Grantor trusts.........................      (49)
ESOP activities and related tax
 benefit.................................       69
Foreign currency translation
 adjustment..............................       30
                                           -------
Balance at December 31, 1996.............  $13,249
                                           -------
                                           -------

  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                                                            ---------------------------------
                                                                                              1996        1995        1994
                                                                                            ---------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).......................................................................  $   2,863  $   (1,232) $    2,160
  Adjustments to net income (loss):
    Gain on sale of paging business.......................................................       (442)     --          --
    Depreciation and amortization.........................................................      3,719       3,455       3,259
    Provision for uncollectibles..........................................................        254         213         175
    Deferred income taxes and unamortized investment tax credits..........................        120      (1,971)        (19)
    Pension expense in excess of funding/(pension income).................................        (14)        (53)         28
    Dividends from unconsolidated affiliates..............................................        130         149         122
    Losses from unconsolidated affiliates, net............................................         76          86         110
    Extraordinary loss for discontinuance of SFAS No. 71..................................     --           4,449      --
    Extraordinary loss on early extinguishment of debt....................................     --             127      --
    Payment of call premium...............................................................     --             (74)     --
    Work force reduction charge...........................................................     --           1,082      --
    Net change in:
      Accounts receivable and other current assets........................................       (645)       (770)       (741)
      Accounts payable and other current liabilities......................................       (708)       (283)       (187)
      Deferred charges and other assets...................................................       (126)        (28)        (34)
      Other liabilities and deferred credits..............................................        581         315         437
    Other reconciling items, net..........................................................         55         (22)       (138)
                                                                                            ---------  ----------  ----------
    Net cash provided by operating activities.............................................      5,863       5,443       5,172
                                                                                            ---------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures....................................................................     (4,455)     (4,203)     (3,600)
  Proceeds from sale of paging business...................................................        930      --          --
  Proceeds from disposition of short-term investments.....................................        355         187         107
  Purchases of short-term investments.....................................................       (336)       (207)       (108)
  Proceeds from investment dispositions and repayments of advances........................        102         426         238
  Investments in and advances to unconsolidated affiliates................................       (620)       (521)       (623)
  Other investing activities, net.........................................................       (175)        (66)         51
                                                                                            ---------  ----------  ----------
    Net cash used for investing activities................................................     (4,199)     (4,384)     (3,935)
                                                                                            ---------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from short-term borrowings.....................................................     23,942      21,075      22,489
  Repayments of short-term borrowings.....................................................    (24,439)    (20,565)    (22,306)
  Proceeds from long-term debt............................................................        392       2,488         191
  Repayments of long-term debt............................................................       (544)     (1,555)       (129)
  Dividends paid..........................................................................     (1,430)     (1,385)     (1,369)
  Other financing activities, net.........................................................       (118)        (12)         (8)
                                                                                            ---------  ----------  ----------
    Net cash provided by (used for) financing activities..................................     (2,197)         46      (1,132)
                                                                                            ---------  ----------  ----------
Net Increase (Decrease) in Cash and Cash Equivalents......................................       (533)      1,105         105
Cash and Cash Equivalents at Beginning of Period..........................................      1,711         606         501
                                                                                            ---------  ----------  ----------
Cash and Cash Equivalents at End of Period................................................  $   1,178  $    1,711  $      606
                                                                                            ---------  ----------  ----------
                                                                                            ---------  ----------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE A -- ACCOUNTING POLICIES

    ORGANIZATION. BellSouth Corporation (BellSouth) is a holding company headquartered in Atlanta, Georgia whose operating telephone company subsidiary, BellSouth Telecommunications, Inc. (BellSouth Telecommunications), serves, in the aggregate, approximately two-thirds of the population and one-half of the territory within Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. BellSouth Telecommunications primarily provides local exchange service and toll communications services within geographic areas, called Local Access and Transport Areas (LATAs), and provides network access services to enable interLATA communications using the long-distance facilities of interexchange carriers. Through subsidiaries, other telecommunications services and products are provided primarily within the nine-state BellSouth Telecommunications region. BellSouth Enterprises, Inc. (BellSouth Enterprises), another wholly-owned subsidiary, owns businesses providing wireless and international communications services and advertising and publishing products.

    Substantially all of BellSouth's operating revenues are derived from domestic operations. For the year ended December 31, 1996, approximately 70% of BellSouth's operating revenues were from wireline and network services, 15% were from wireless communications services and 9% were from directory advertising and publishing services. The remainder of such operating revenues was derived principally from other nonregulated services provided by BellSouth Telecommunications.

    BASIS OF PRESENTATION. The consolidated financial statements include the accounts of BellSouth and subsidiaries in which it has a controlling financial interest. Investments in certain partnerships, joint ventures and subsidiaries are accounted for using the equity method. All significant intercompany transactions and accounts have been eliminated. Certain amounts in the prior period consolidated financial statements have been reclassified to conform to the current year's presentation.

    BASIS OF ACCOUNTING. BellSouth's consolidated financial statements have been prepared in accordance with generally accepted accounting principles. Such financial statements include estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the amounts of revenues and expenses. Actual results could differ from those estimates.

    Effective June 30, 1995, BellSouth discontinued application of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." See Note L for further discussion of the impacts of discontinuance of SFAS No. 71.

    CASH AND CASH EQUIVALENTS. BellSouth considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Investments with an original maturity of over three months to one year are not considered cash equivalents and are included as temporary cash investments on the consolidated balance sheets. Interest income on cash equivalents, temporary cash investments and other interest-bearing instruments was $163, $108 and $65 for the years ended December 31, 1996, 1995 and 1994, respectively.

    MATERIAL AND SUPPLIES. New and reusable material is carried in inventory, principally at average original cost, except that specific costs are used in the case of large individual items. Nonreusable material is carried at estimated salvage value.

    PROPERTY, PLANT AND EQUIPMENT. The investment in property, plant and equipment is stated at original cost. For plant dedicated to providing regulated telecommunications services, depreciation is based on the remaining life method of depreciation and straight-line composite rates determined on the basis of equal life groups of certain categories of telephone plant acquired in a given year. When depreciable telephone plant is disposed of, the original cost less net salvage value is charged to accumulated depreciation. The cost of other property, plant and equipment is depreciated using either

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE A -- ACCOUNTING POLICIES (CONTINUED) straight-line or accelerated methods over the estimated useful lives of the assets. Gains or losses on disposal of other depreciable property, plant and equipment are recognized in the year of disposition as an element of other non-operating income.

    INTANGIBLE ASSETS. Intangible assets consist of the excess consideration paid over the fair value of net assets acquired in business combinations, acquired licenses and customer lists. Intangible assets are being amortized using the straight-line and accelerated methods over periods of benefit. Such periods do not exceed 40 years. The carrying value of intangible assets is periodically reviewed on the basis of whether such intangibles are fully recoverable from projected, discounted net cash flows of the related business unit. Amortization of such intangibles was $49, $50 and $53 for the years ended December 31, 1996, 1995 and 1994, respectively. At December 31, 1996 and 1995, accumulated amortization of intangibles was $220 and $228, respectively.

    FOREIGN CURRENCY. Assets and liabilities of foreign subsidiaries and equity investees with a functional currency other than U.S. dollars are translated into U.S. dollars at exchange rates in effect at the end of the reporting period. Foreign entity revenues and expenses are translated into U.S. dollars at the average rates that prevailed during the period. The resulting net translation gains and losses are reported as foreign currency translation adjustments in Shareholders' Equity as a component of Paid-In Capital.

    Exchange gains and losses on transactions of the company and its equity investees denominated in a currency other than their functional currency are generally included in results of operations as incurred unless the transactions are hedged (see "Derivative Financial Instruments" below). The exchange gains and losses for the years ended December 31, 1996, 1995 and 1994 were not material.

    DERIVATIVE FINANCIAL INSTRUMENTS. Foreign exchange forward contracts are carried at fair value in the consolidated balance sheets. Gains and losses on foreign exchange forward contracts used as currency hedges of existing assets or liabilities are deferred and offset the deferred losses and gains of the underlying asset or liability. The net effect is ultimately recognized in income as the underlying transaction matures. Gains and losses related to qualifying hedges of firm commitments also are deferred and are recognized in income or as adjustments of carrying amounts when the hedged transaction occurs.

    Currency swap contracts entered into as hedges of existing assets and liabilities are carried at fair value in the consolidated balance sheets. Gains and losses on currency swaps are deferred and offset against the deferred currency losses and gains of the underlying asset or liability. The net effect is ultimately recognized in income as the underlying transaction matures.

    Interest rate swap agreements are treated as off-balance sheet financial instruments. Receipts or payments resulting from these instruments are recognized as adjustments to interest expense as received or paid.

    REVENUE RECOGNITION. Revenues are recognized when earned. Certain revenues derived from local telephone and wireless services are billed monthly in advance and are recognized the following month when services are provided. Directory advertising and publishing revenues and related directory costs are recognized upon publication of directories. Revenues derived from other telecommunications services, principally network access, toll and cellular airtime usage, are recognized monthly as services are provided. Allowances for uncollectible billed services are adjusted monthly. The provision for such uncollectible accounts was $254, $213 and $175 for the years ended December 31, 1996, 1995 and 1994, respectively.

    Revenues from services provided to AT&T Corp., BellSouth's largest customer, were approximately 9%, 10% and 11% of consolidated operating revenues for 1996, 1995 and 1994, respectively.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE A -- ACCOUNTING POLICIES (CONTINUED)
    MAINTENANCE AND REPAIRS. The cost of maintenance and repairs of plant, including the cost of replacing minor items not effecting substantial betterments, is charged to operating expenses.

    INCOME TAXES. The balance sheet reflects deferred tax balances associated with the anticipated tax impact of future income or deductions implicit in the balance sheet in the form of temporary differences. Temporary differences primarily result from the use of accelerated methods and shorter lives in computing depreciation for tax purposes.

    For financial reporting purposes, BellSouth is amortizing deferred investment tax credits earned prior to the 1986 repeal of the investment tax credit and also some transitional credits earned after the repeal. The credits are being amortized as a reduction to the provision for income taxes over the estimated useful lives of the assets to which the credits relate.

    EARNINGS PER SHARE. Earnings per common share are computed on the basis of the weighted average number of shares of common stock outstanding during each year.

NOTE B -- INVESTMENTS, ADVANCES AND SALES OF OPERATIONS
    Investments and advances as of December 31 consist of the following:

                                                                                       1996       1995
                                                                                     ---------  ---------
Investments accounted for under the equity method..................................  $   1,676  $   1,845
Advances to and notes receivable from affiliates...................................        675        477
Other investments..................................................................         79         96
                                                                                     ---------  ---------
  Total Investments and Advances...................................................  $   2,430  $   2,418
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    BellSouth's equity method investments primarily include various partnerships in domestic and international wireless properties and other international communications consortiums. Losses related to investments accounted for under the equity method were $(76), $(86) and $(110) for the three years ended December 31, 1996, 1995 and 1994, respectively, and are included as a component of Other Income, net.

    DOMESTIC CELLULAR. BellSouth's domestic cellular investments consist primarily of a 60.0% non-controlling financial interest in the Los Angeles Cellular Telephone Company and a 43.8% interest in the Houston Cellular Telephone Company. At December 31, 1996, BellSouth's aggregate investment in these entities exceeded the underlying book value of the investees' net assets by $880. The excess of consideration paid over net assets acquired along with other intangible assets is being amortized using either straight-line or accelerated methods over periods of benefit, which do not exceed 40 years.

    INTERNATIONAL COMMUNICATIONS. BellSouth has equity investments in international cellular operations in Latin America, Europe, the Asia-Pacific region and other international markets with ownership ranging from 22.5% to 53.3%. Telcel Cellular C.A. (TelCel), in which BellSouth has a noncontrolling 53.3% interest, provides cellular telephone service in Venezuela. BellSouth is a 24.5% participant in Optus, an international consortium which provides a full spectrum of telecommunications services in Australia, including switched network and enhanced services, wireless and satellite based services. BellSouth is a 22.5% participant in the E-Plus Mobilfunk consortium (E-Plus), which provides cellular telephone service in Germany.

    OTHER INVESTMENTS. BellSouth has noncontrolling financial interests ranging from 70% to 80% in the CSL Ventures and 1155 Peachtree Associates real estate partnerships. BellSouth had notes receivable from and advances to these partnerships totaling $193 and $188 at December 31, 1996 and 1995, respectively. The notes bear interest at rates ranging from 6.31% to 9.31% while the advances bear

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE B -- INVESTMENTS, ADVANCES AND SALES OF OPERATIONS (CONTINUED) interest at the federal funds rate plus .30%. Principal amounts outstanding at December 31, 1996 are due and payable to BellSouth between January 15, 1998 and August 8, 2002. The instruments require periodic payments of interest and are collateralized by various real estate holdings.

    BellSouth has a credit agreement with Prime South Diversified, Inc. (Prime) to provide up to $250 in financing, of which $250 and $185 had been borrowed by Prime as of December 31, 1996 and 1995, respectively. The loan is collateralized by the stock of Prime, which indirectly wholly owns Community Cable TV in Las Vegas, and its wholly-owned subsidiary Prime South Holdings, Inc. The loan bears interest at a variable rate of 10% to 11% and matures in 2001.

    BellSouth and RAM Communications Group, Inc. are partners in an entity that owns and operates certain mobile data communications networks. Through its investment, BellSouth holds a 49% interest in the United States mobile data operations and various interests in foreign mobile data operations ranging from 6% to 72.5%.

    In 1996, BellSouth initiated a tender offer for a controlling interest in an entity that provides cellular telephone service in Peru. BellSouth deposited $148 in escrow arrangements pending the outcome of the tender offer. Such amount is included in Deferred Charges and Other Assets in the accompanying consolidated balance sheet. In January 1997, BellSouth successfully completed the tender offer, acquiring a 58.7% interest in the entity.

    Minority interests of consolidated subsidiaries, included as a component of Other Income, net, were $(27), $(62) and $(80) for the years ended December 31, 1996, 1995 and 1994, respectively.

    SALES OF OPERATIONS. In January 1996, BellSouth sold to Mobile Media Communications, Inc. its paging subsidiary, Mobile Communications Corporation of America (MCCA), and its two-way nationwide narrowband personal communications services license for a total of approximately $930. The pretax gain on such sale was $442. MCCA's operating revenues were $349 and $276, respectively, for the years ended December 31, 1995 and 1994. Total operating expenses were $300 and $245, respectively, for the years ended December 31, 1995 and 1994. Total assets at December 31, 1995 were $355.

    In 1994, BellSouth disposed of its interests in cellular telephone businesses in Mexico and France. BellSouth recognized gains from these dispositions aggregating $108, which are included in Other Income, net.

NOTE C -- PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment is summarized as follows at December 31:

                                                                                     1996       1995
                                                                                   ---------  ---------
Outside plant....................................................................  $  20,866  $  20,092
Central office equipment.........................................................     17,442     16,132
Building and building improvements...............................................      3,595      3,303
Operating and other equipment....................................................      3,595      2,952
Furniture and fixtures...........................................................      3,017      2,791
Plant under construction.........................................................        716        782
Station equipment................................................................        638        626
Land.............................................................................        190        191
                                                                                   ---------  ---------
                                                                                      50,059     46,869
  Less: Accumulated depreciation.................................................     28,234     25,777
                                                                                   ---------  ---------
    Total Property, Plant and Equipment, net.....................................  $  21,825  $  21,092
                                                                                   ---------  ---------
                                                                                   ---------  ---------

    See Note L for a discussion of the discontinuance of SFAS No. 71 and its effect on Property, Plant and Equipment.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE D -- OTHER CURRENT LIABILITIES
    Other current liabilities are summarized as follows at December 31:

                                                                                       1996       1995
                                                                                     ---------  ---------
Advanced billing and customer deposits.............................................  $     539  $     493
Taxes accrued......................................................................        517        382
Dividends payable..................................................................        363        363
Salaries and wages payable.........................................................        335        325
Postemployment benefits (see Note J)...............................................        303        273
Interest and rents accrued.........................................................        293        282
Compensated absences...............................................................        244        317
Other..............................................................................        277        280
                                                                                     ---------  ---------
  Total Other Current Liabilities..................................................  $   2,871  $   2,715
                                                                                     ---------  ---------
                                                                                     ---------  ---------

NOTE E -- DEBT
    DEBT MATURING WITHIN ONE YEAR: Debt maturing within one year is summarized as follows at December 31:

                                                                                       1996       1995
                                                                                     ---------  ---------
Debentures Redeemed in January 1996................................................  $  --      $     485
Short-term notes payable:
  Bank loans.......................................................................         73         85
  Commercial paper.................................................................      1,885      2,302
Current maturities of long-term debt...............................................        166         79
                                                                                     ---------  ---------
  Total Debt Maturing Within One Year..............................................  $   2,124  $   2,951
                                                                                     ---------  ---------
                                                                                     ---------  ---------
Weighted average interest rate at end of period:
  Bank loans.......................................................................       7.40%      7.50%
  Commercial paper.................................................................       5.50%      5.81%

    BellSouth has committed credit lines aggregating $1,951 with various banks. Borrowings under the committed lines totaled $92 and $66, respectively, at December 31, 1996 and 1995. BellSouth also maintains uncommitted lines of credit aggregating $650. At December 31, 1996, there were no borrowings under the uncommitted lines. There are no significant commitment fees or requirements for compensating balances associated with any lines of credit.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE E -- DEBT (CONTINUED)
    LONG-TERM: Long-term debt, summarized below, consists primarily of debentures and notes issued by BellSouth Telecommunications. Interest rates and maturities in the table below are for the amounts outstanding at December 31, 1996.

                                                                               CONTRACTUAL
                                                                              INTEREST RATES   MATURITIES    1996    1995
                                                                             ----------------  -----------  ------  ------
BellSouth Telecommunications Debentures:                                      4 3/8% - 6 3/4%  1997 - 2045  $1,905  $1,915
                                                                                   6.65% - 7%         2095     635     626
                                                                                  7% - 8 1/4%  2010 - 2035   2,050   2,535
                                                                                                            ------  ------
                                                                                                             4,590   5,076
BellSouth Telecommunications Notes.........................................       5 1/4% - 7%  1998 - 2008   2,175   2,175
BellSouth Capital Funding Corporation Notes................................     4.89% - 9.25%  1997 - 2026     820     544
Guarantee of ESOP debt.....................................................    9.125% - 9.19%         2003     594     647
Other......................................................................                                    136      79
Unamortized discount, net of premium.......................................                                    (33)    (33)
                                                                                                            ------  ------
                                                                                                             8,282   8,488
Current maturities.........................................................                                   (166)   (564)
                                                                                                            ------  ------
  Total Long-Term Debt.....................................................                                 $8,116  $7,924
                                                                                                            ------  ------
                                                                                                            ------  ------

    Maturities of long-term debt outstanding (principal amounts) at December 31, 1996 are summarized below. Maturities after the year 2001 include $500 principal amount 6.65% debentures due in 2095. At December 31, 1996, such debentures had an accreted book value of $135.

                                1997       1998       1999       2000       2001     THEREAFTER     TOTAL
                              ---------  ---------  ---------  ---------  ---------  -----------  ---------
Maturities..................  $     166  $     798  $     265  $     473  $     182   $   6,796   $   8,680
                              ---------  ---------  ---------  ---------  ---------  -----------  ---------
                              ---------  ---------  ---------  ---------  ---------  -----------  ---------

    Notes issued by BellSouth Capital Funding Corporation (Capital Funding) are used to finance the businesses of BellSouth Enterprises and the unregulated subsidiaries of BellSouth Telecommunications. BellSouth has agreed to ensure the timely payment of principal, premium, if any, and interest on Capital Funding's debt securities.

    During 1995, BellSouth Telecommunications refinanced certain long-term debt issues at more favorable interest rates. The approximate $1,900 gross proceeds of debentures issued during the year to accomplish these refinancings are included in Long-Term Debt. Of the total $1,885 aggregate principal amount of debentures called for redemption during 1995, $1,400 had actually been redeemed as of December 31, 1995. The remaining $485 of debentures, redeemed in January 1996, are included in the Consolidated Balance Sheet at December 31, 1995 in Debt Maturing Within One Year. As a result of the early extinguishment of these issues, including the issues redeemed in January 1996, an extraordinary loss of $78 ($.08 per share), net of a current tax benefit of $49, was recognized in 1995.

    At December 31, 1996, shelf registration statements were on file with the Securities and Exchange Commission under which $1,927 of debt securities could be offered.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE F -- OTHER LIABILITIES AND DEFERRED CREDITS
    Other liabilities and deferred credits are summarized as follows at December 31:

                                                                                       1996       1995
                                                                                     ---------  ---------
Postretirement benefits other than pensions (see Notes H and J)....................  $     744  $     675
Accrued pension cost (see Notes H and J)...........................................        581        469
Compensation related...............................................................        522        421
Minority interests.................................................................        439        347
Postemployment benefits (see Note J)...............................................        144        494
Sharing accrual under FCC price cap plan...........................................         39        186
Other..............................................................................        116        144
                                                                                     ---------  ---------
  Total Other Liabilities and Deferred Credits.....................................  $   2,585  $   2,736
                                                                                     ---------  ---------
                                                                                     ---------  ---------

NOTE G -- SHAREHOLDERS' EQUITY
    STOCK SPLIT. In September 1995, BellSouth's Board of Directors approved a two-for-one stock split effected in the form of a stock dividend, whereby each shareholder of record as of October 11, 1995 received on November 8, 1995 one additional share of common stock for each share owned as of the record date. As a result of the split, 503,555,084 shares were issued and $503 was transferred from Paid-In Capital to Common Stock. Also in September 1995, BellSouth's Board of Directors approved an increase in the number of authorized shares of common stock to 2,200,000,000 from 1,100,000,000. Weighted average common shares outstanding and per share amounts for 1994 have been restated to reflect the stock split.

    PREFERRED STOCK AUTHORIZED. BellSouth's Articles of Incorporation authorize 100 million shares of cumulative First Preferred Stock having a par value of $1 per share, of which 30 million shares have been reserved and designated Series A for possible issuance under BellSouth's Shareholder Rights Plan. As of December 31, 1996, no preferred shares had been issued.

    SHAREHOLDER RIGHTS PLAN. In 1989, BellSouth adopted a Shareholder Rights Plan by declaring a dividend of one right for each share of common stock then outstanding and to be issued thereafter. Each right entitles shareholders to buy one one-hundredth of a share of Series A First Preferred Stock for $87.50 per share. The rights may be exercised only if a person or group acquires 10% of the common stock of BellSouth without the prior approval of the Board of Directors or announces a tender or exchange offer that would result in ownership of 25% or more of the common stock. If a person or group acquires 10% of BellSouth's stock without prior Board approval, other shareholders are then allowed to purchase BellSouth common stock at half price. The rights currently trade with BellSouth common stock and may be redeemed by the Board of Directors for one cent per right until they become exercisable, and thereafter under certain circumstances. The rights expire in 1999.

    SHARES HELD IN TRUST AND TREASURY. During 1994, 1995 and 1996, BellSouth issued shares to grantor trusts to provide partial funding for the benefits payable under certain nonqualified benefit plans. The trusts are irrevocable and assets contributed to the trusts can only be used to pay such benefits with certain exceptions. At December 31, 1996 and 1995, the assets held in the trusts consist of cash and 15,796,782 and 13,753,204 shares, respectively, of BellSouth common stock. Of the total shares of BellSouth common stock held by the trusts, 14,586,782 were issued by BellSouth directly to the trusts, out of previously unissued shares and 1,210,000 shares were acquired in open market transactions through use of the trusts' funds.

    The total cost of the shares issued by BellSouth as of the date of funding the trusts is included in Common Stock and Paid-In Capital; however, because these shares are not considered outstanding for financial reporting purposes, the shares are included within Shares Held in Trust and Treasury, a

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE G -- SHAREHOLDERS' EQUITY (CONTINUED) reduction to Shareholders' Equity. In addition, there is no earnings per share impact of these shares. The cost of shares acquired in open market purchases by the trust are also included in Shares Held in Trust and Treasury.

    In addition to shares held by the grantor trusts, Shares Held in Trust and Treasury includes treasury shares purchased in connection with BellSouth's announced plans to repurchase shares of its common stock. In 1996, BellSouth purchased 2,207,152 treasury shares for an aggregate of $85. A total of 276,168 shares were reissued under various employee benefit plans.

    Shares Held in Trust and Treasury as of December 31, 1996 and 1995 are comprised of the following:

                                                                  1996                        1995
                                                       --------------------------  --------------------------
                                                          SHARES        AMOUNT        SHARES        AMOUNT
                                                       -------------  -----------  -------------  -----------
Shares held by Grantor Trusts........................     15,796,782   $     458      13,753,204   $     374
Shares held in Treasury..............................      1,930,984          74        --            --
                                                       -------------       -----   -------------       -----
    Total Shares Held in Trust and Treasury..........     17,727,766   $     532      13,753,204   $     374
                                                       -------------       -----   -------------       -----
                                                       -------------       -----   -------------       -----

    GUARANTEE OF ESOP DEBT. Financial reporting practices require that the amount equivalent to BellSouth's guarantee of the amortizing notes issued by its ESOP trusts be presented as a reduction to Shareholders' Equity. The amount recorded as a decrease in Shareholders' Equity represents the cost of unallocated BellSouth common stock purchased with the proceeds of the amortizing notes and the timing difference resulting from the shares allocated accounting method. See Note H.

NOTE H -- EMPLOYEE BENEFIT PLANS
    PENSION PLANS. Substantially all employees of BellSouth are covered by noncontributory defined benefit pension plans. Principal plans are discussed below; other plans are not significant individually or in the aggregate.

    The plan covering nonrepresented employees is a cash balance plan which provides pension benefits determined by a combination of compensation-based service and additional credits and individual account-based interest credits. The cash balance plan is subject to a minimum benefit determined under a plan in existence for nonrepresented employees prior to July 1, 1993 which provided benefits based upon credited service and employees' average compensation for a specified period. The minimum benefit under the prior plan is applicable to employees retiring through 2005. Both the 1996 and 1995 projected benefit obligations assume interest and additional credits greater than the minimum levels specified in the written plan. Pension benefits provided for represented employees are based on specified benefit amounts and years of service and include the projected effect of future bargained-for improvements.

    BellSouth's funding policy is to make contributions to trust funds with the objective of accumulating sufficient assets to pay all pension benefits for which BellSouth is liable. Contributions are actuarially determined using the aggregate cost method, subject to ERISA and Internal Revenue Service limitations. Pension plan assets consist primarily of equity securities and fixed income investments.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE H -- EMPLOYEE BENEFIT PLANS (CONTINUED)
    The components of net pension (income) cost are summarized below:

                                                                          1996       1995       1994
                                                                        ---------  ---------  ---------
Service cost -- benefits earned during the year.......................  $     288  $     239  $     272
Interest cost on projected benefit obligation.........................        799        812        778
Actual (return) loss on plan assets...................................     (1,957)    (3,041)       136
Net amortization and deferral.........................................        856      1,937     (1,158)
                                                                        ---------  ---------  ---------
  Net pension (income) cost...........................................  $     (14) $     (53) $      28
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

    Effective January 1, 1994, the nonrepresented cash balance plan was divided from one into four cash balance plans which allowed for costs to be accounted for more precisely based upon specific company demographic information. The plan division had no material impact on BellSouth in 1994. Net pension (income) cost is affected by changes in the discount rate and other actuarial assumptions. The consolidated net pension (income) cost amounts reflected above are exclusive of curtailment effects reflected in the work force reduction and restructuring activities (see Note J) and do not reflect curtailment gains in the amount of $43 in 1996.

    The following table sets forth the funded status of the plans at December
31:

                                                                                     1996       1995
                                                                                   ---------  ---------
Actuarial present value of:
  Vested benefit obligation......................................................  $   9,321  $   8,853
                                                                                   ---------  ---------
                                                                                   ---------  ---------
  Accumulated benefit obligation.................................................  $   9,824  $   9,961
                                                                                   ---------  ---------
                                                                                   ---------  ---------
  Projected benefit obligation...................................................  $  11,303  $  11,994
Plan assets at fair value........................................................     15,614     14,613
                                                                                   ---------  ---------
Plan assets in excess of projected benefit obligation............................      4,311      2,619
Unrecognized net gain due to past experience different from assumptions made.....     (4,286)    (2,738)
Unrecognized prior service cost..................................................       (304)      (199)
Unrecognized net asset at transition.............................................       (130)      (151)
                                                                                   ---------  ---------
  Accrued pension cost...........................................................  $    (409) $    (469)
                                                                                   ---------  ---------
                                                                                   ---------  ---------

    The significant actuarial assumptions at December 31, 1996 and 1995 were as follows:

                                                                                           1996         1995
                                                                                        -----------  -----------
Weighted average discount rate........................................................       7.5 %         7.0%
Weighted average rate of compensation increase........................................       5.8 %         5.7%
Expected long-term rate of return on plan assets......................................       8.25%         8.0%

    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. BellSouth sponsors postretirement health and life insurance welfare plans for most of its nonrepresented and represented employees. BellSouth's transition benefit obligation is being amortized over 15 years, the average remaining service period of active plan participants at adoption. The accounting for the health care plan does not anticipate future adjustments to the cost-sharing arrangements provided for in the written plan for employees who retire after December 31, 1991.

    BellSouth's funding policy is to make contributions to trust funds with the objective of accumulating sufficient assets to pay all health and life benefits for which BellSouth is liable. Contributions are

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE H -- EMPLOYEE BENEFIT PLANS (CONTINUED) actuarially determined using the aggregate cost method, subject to ERISA and Internal Revenue Service limitations. Assets in the health and life plans consist primarily of equity securities and fixed income investments.

    Net postretirement benefit cost (income) for the years ended December 31, 1996, 1995 and 1994, respectively, is composed of the following:

                                                         1996            1995            1994
                                                    --------------  --------------  --------------
                                                    HEALTH   LIFE   HEALTH   LIFE   HEALTH   LIFE
                                                    ------   -----  ------   -----  ------   -----
Service cost -- benefits earned during the year...  $   35   $  12  $   27   $  10  $   35   $  13
Interest on accumulated postretirement benefit
 obligation.......................................     225      43     223      38     211      37
Actual (return) loss on plan assets...............    (163)   (103)   (185)   (125)     14     (12)
Amortization of transition liability (asset)......      96     (13)    110     (13)    112     (13)
Other amortization and deferral, net..............     115      58     115      77     (65)    (30)
                                                    ------   -----  ------   -----  ------   -----
Net postretirement benefit cost (income)..........  $  308   $  (3) $  290   $ (13) $  307   $  (5)
                                                    ------   -----  ------   -----  ------   -----
                                                    ------   -----  ------   -----  ------   -----

    The consolidated net postretirement benefit cost (income) amounts reflected above are exclusive of curtailment effects reflected in the work force reduction and restructuring activities discussed in Note J.

    The following table sets forth the plans' funded status at December 31, 1996 and 1995, respectively:

                                                          1996              1995
                                                    ----------------  ----------------
                                                    HEALTH    LIFE    HEALTH    LIFE
                                                    -------  -------  -------  -------
Accumulated postretirement benefit obligation:
  Retirees........................................  $ 1,994  $   318  $ 1,909  $   305
  Fully eligible active plan participants.........      437      135      712      178
  Other active plan participants..................      541      164      687      137
                                                    -------  -------  -------  -------
                                                      2,972      617    3,308      620
Plan assets at fair value.........................    1,379      778    1,159      692
                                                    -------  -------  -------  -------
Accumulated postretirement benefit obligation less
 than (in excess of) plan assets..................   (1,593)     161   (2,149)      72
Unrecognized prior service cost...................       71       17      103        5
Unrecognized net (gains) losses...................     (279)       7      218      117
Unrecognized transition obligation (asset)........    1,057     (144)   1,153     (157)
                                                    -------  -------  -------  -------
(Accrued) prepaid postretirement benefit cost.....  $  (744) $    41  $  (675) $    37
                                                    -------  -------  -------  -------
                                                    -------  -------  -------  -------

    The significant actuarial assumptions at December 31, 1996 and 1995 were as follows:

                                                                                           1996         1995
                                                                                        -----------  -----------
Weighted average discount rate........................................................       7.5 %         7.0%
Weighted average rate of compensation increase........................................       5.8 %         5.7%
Health care cost trend rate (1).......................................................       8.5 %         9.0%
Expected long-term rate of return on plan assets (2)..................................       8.25%         8.0%

------------------------
(1) Trend rate used to value the accumulated postretirement obligation in 1996 and 1995 is assumed to decrease gradually to 5% in 2003.

(2) Rate net of an estimated 30% tax reduction for the nonrepresented employees' trust for 1996 and 1995.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE H -- EMPLOYEE BENEFIT PLANS (CONTINUED)
    The health care cost trend rate assumption affects the amounts reported. A one-percentage-point increase in the assumed health care cost trend rates for each future year would increase the accumulated postretirement benefit obligation by $190 at December 31, 1996 and the estimated aggregate service and interest cost components of the 1996 postretirement benefit cost by $17.

    DEFINED CONTRIBUTION PLANS. BellSouth maintains several contributory savings plans which cover substantially all employees. In April 1996, the BellSouth Management Savings and Employee Stock Ownership Plan and the BellSouth Enterprises Retirement Savings Plan merged to form the BellSouth Retirement Savings Plan. The BellSouth Retirement Savings Plan and the BellSouth Savings and Security Plan (collectively, the Savings Plans) are tax-qualified defined contribution plans. Assets of the plans are held by two trusts (the Trusts) which, in turn, are part of the BellSouth Master Savings Trust.

    In 1990, a leveraged Employee Stock Ownership Plan (ESOP) was incorporated into the Savings Plans. The Trusts borrowed $850 by issuing amortizing notes which are guaranteed by BellSouth (see Note E). The Trusts used the loan proceeds to purchase shares of BellSouth common stock in the open market. These shares are held in suspense accounts in the Trusts; a scheduled number of shares is released for allocation to participants as each semi-annual loan payment is made. The Trusts service the debt with contributions from BellSouth and with dividends paid on the shares held by the Trusts. None of the shares held by the Trusts is subject to repurchase.

    A portion of employees' eligible contributions to the Savings Plans is matched by BellSouth at rates determined annually by the Board of Directors. BellSouth's matching obligation is fulfilled with shares released from the suspense accounts semi-annually for allocation to participants. The number of shares allocated to each participant's account is based on the market price of the shares at the time of allocation. If shares released for allocation do not fulfill BellSouth's matching obligation, BellSouth makes further contributions to the Trusts to fund the purchase of additional shares in the open market to fulfill the remaining obligation.

    BellSouth recognizes expense using the shares allocated accounting method, which combines the cost of the shares allocated for the period plus interest incurred, reduced by the dividends used to service the ESOP debt. Dividends on all ESOP shares are recorded as a reduction to retained earnings and all ESOP shares are included in the computation of earnings per share.

                                                             1996            1995            1994
                                                        --------------  --------------  --------------
Compensation cost.....................................             $58             $75             $77
Interest expense......................................             $33             $37             $39
Actual interest on ESOP Notes.........................             $56             $62             $66
Cash contributions, excluding dividends paid to the
 Trusts...............................................             $91            $101            $100
Dividends paid to the Trusts, used for debt service...             $44             $44             $42
Shares allocated to participants......................      14,305,917      11,942,278       9,621,034
Shares committed to be released.......................        --              --              --
Shares unallocated....................................      17,472,807      19,836,446      22,157,690

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE I -- STOCK COMPENSATION PLANS
    At December 31, 1996, BellSouth has stock options outstanding under several stock-based compensation plans. The BellSouth Corporation Stock Plan (the Stock
Plan) provides for grants to key employees of stock options and various other stock-based awards. One share of BellSouth common stock is the underlying security for any award. The aggregate number of shares of BellSouth common stock which may be granted in any calendar year cannot exceed one percent of the shares outstanding at the time of grant. Prior to adoption of the Stock Plan, stock options were granted under the BellSouth Corporation Stock Option Plan. Stock options granted under both plans entitle an optionee to purchase shares of BellSouth common stock within prescribed periods at a price either equal to, or in excess of, the fair market value on the date of grant. Options granted under these plans generally become exercisable at the end of five years and have a term of 10 years.

    BellSouth applies APB Opinion 25 and related Interpretations in accounting for its stock plans. Accordingly, no compensation cost has been recognized for grants of stock options. Had compensation cost for BellSouth's stock-based compensation plans been determined in accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," BellSouth's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                                       1996       1995
                                                                                     ---------  ---------
Net income (loss) -- as reported...................................................  $   2,863  $  (1,232)
Net income (loss) -- pro forma.....................................................  $   2,852  $  (1,235)
Earnings (loss) per share -- as reported...........................................  $    2.88  $   (1.24)
Earnings (loss) per share -- pro forma.............................................  $    2.87  $   (1.24)

    The pro forma amounts reflected above are not representative of the effects on reported net income in future years because, in general, the options granted in 1996 and 1995 do not vest for several years and additional awards are made each year.

    The following table summarizes the activity for stock options outstanding:

                                                             1996            1995            1994
                                                        --------------  --------------  --------------
Options outstanding at January 1......................      14,287,748      10,345,924       7,308,284
Options granted.......................................       5,376,513       5,269,040       3,525,722
Options exercised.....................................        (692,545)     (1,226,040)       (374,278)
Options forfeited.....................................        (400,324)       (101,176)       (113,804)
Options outstanding at December 31....................      18,571,392      14,287,748      10,345,924
Weighted-average option prices per common share:
  Outstanding at January 1............................          $30.56          $28.65          $26.14
  Granted at fair market value........................          $42.50          $30.85          $30.20
  Granted at above fair market value..................             N/A          $41.34          $41.79
  Exercised...........................................          $26.24          $24.46          $23.58
  Forfeited...........................................          $33.71          $30.10          $29.08
  Outstanding at December 31..........................          $34.11          $30.56          $28.65
Weighted-average fair value of options granted at fair
 market value during the year.........................           $7.66           $5.60           $7.50
Weighted-average fair value of options granted at
 above fair market value during the year..............             N/A           $2.48           $1.70
Options exercisable at December 31....................       6,523,291       5,242,258       4,667,262
Shares available for grant at December 31.............       9,910,692      10,074,447      10,050,096

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE I -- STOCK COMPENSATION PLANS (CONTINUED)
    The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                          1996         1995         1994
                                                                       -----------  -----------  -----------
Expected life (years)................................................          7            7            7
Dividend yield.......................................................       3.39%        4.55%        4.59%
Expected volatility..................................................       15.4%        15.8%        16.4%
Risk-free interest rate..............................................       5.56%        7.21%        5.75%

    The following table summarizes information about stock options outstanding at December 31, 1996:

                                    OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                    ----------------------------------------------------  -----------------------------
                       NUMBER           WEIGHTED-           WEIGHTED-        NUMBER        WEIGHTED-
     RANGE OF        OUTSTANDING    AVERAGE REMAINING        AVERAGE      EXERCISABLE       AVERAGE
 EXERCISE PRICES     AT 12/31/96     CONTRACTUAL LIFE    EXERCISE PRICE   AT 12/31/96   EXERCISE PRICE
------------------  -------------  --------------------  ---------------  ------------  ---------------
   $18.50 - $25.99      1,466,990       4.66 years          $   24.65       1,466,990      $   24.65
   $26.00 - $27.99      2,819,677       5.24 years          $   27.23       1,839,895      $   27.27
   $28.00 - $29.99      3,668,220       7.05 years          $   29.44       1,229,828      $   29.28
   $30.00 - $38.99      3,259,373       7.56 years          $   30.98         819,337      $   31.41
   $39.00 - $44.50      7,357,132       8.77 years          $   42.34       1,167,241      $   42.08
   $18.50 - $44.50     18,571,392       7.36 years          $   34.11       6,523,291      $   30.23

NOTE J -- WORK FORCE REDUCTION CHARGE
    In the fourth quarter of 1995, BellSouth recognized a pretax charge of $1,082 related to work force reductions. The primary component of the charge, $942 for planned work force reductions in the core wireline business by the end of 1997, consists of $561 under the provisions of SFAS No. 112, "Employers' Accounting for Postemployment Benefits," related to those employees who are expected to receive severance benefits under preexisting separation plans, and $381 for curtailment losses under the provisions of SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Substantially all of the curtailment losses relate to postretirement benefits other than pensions. The remaining components of the charge are $85 for expected severance benefit payments after 1997, also under SFAS No. 112, and $55 for additional net curtailment losses related to employee reductions under a restructuring plan initiated in 1993 and completed in 1995.

    Under the 1995 work force reduction plan, BellSouth Telecommunications expects to reduce the work force of the wireline telephone operations by approximately 11,300 employees by the end of 1997. The work force reduction will be accomplished through the separation of approximately 13,200 employees, partially offset by the planned hiring of new employees primarily to replace those not expected to relocate in connection with the consolidation of work locations. Including a reduction of approximately 800 employees which occurred in December 1995, BellSouth Telecommunications has reduced its work force by approximately 7,000 employees under the 1995 plan through December 31, 1996.

NOTE K -- INCOME TAXES
    In accordance with SFAS No. 109, "Accounting for Income Taxes," the balance sheet reflects the anticipated tax impact of future taxable income or deductions implicit in the balance sheet in the form of temporary differences. These temporary differences reflect the difference between the basis in assets and liabilities as measured in the financial statements and as measured by tax laws using enacted tax rates.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
                (Dollars in Millions, Except Per Share Amounts)

NOTE K -- INCOME TAXES (CONTINUED)

    The provision for income taxes is summarized as follows:

                                                                             1996       1995       1994
                                                                           ---------  ---------  ---------
Federal:
  Current................................................................  $   1,390  $   1,061  $   1,082
  Deferred, net..........................................................        170       (148)        34
  Investment tax credits, net............................................        (77)       (69)       (73)
                                                                           ---------  ---------  ---------
                                                                               1,483        844      1,043
                                                                           ---------  ---------  ---------
State:
  Current................................................................        235        203        180
  Deferred, net..........................................................         27        (23)        20
                                                                           ---------  ---------  ---------
                                                                                 262        180        200
                                                                           ---------  ---------  ---------
    Total provision for income taxes.....................................  $   1,745  $   1,024  $   1,243
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

    Extraordinary losses in 1995 are presented in the Consolidated Statement of Income net of tax benefits totaling $1,780, of which $49 is current and $1,731 is deferred.

    Temporary differences which gave rise to deferred tax assets and (liabilities) at December 31 were as follows:

                                                                                      1996       1995
                                                                                    ---------  ---------
  Compensation related............................................................  $     707  $     627
  Work force reduction charge.....................................................        210        370
  Allowance for uncollectibles....................................................         87         89
  Regulatory sharing accruals.....................................................         32        114
  Other...........................................................................        244        219
                                                                                    ---------  ---------
                                                                                        1,280      1,419
  Valuation allowance.............................................................        (64)       (55)
                                                                                    ---------  ---------
  Deferred Tax Assets.............................................................      1,216      1,364
                                                                                    ---------  ---------
  Depreciation....................................................................     (2,110)    (2,042)
  Equity investments..............................................................       (354)      (361)
  Issue basis accounting..........................................................       (197)      (207)
  Licenses........................................................................       (187)      (190)
  Other...........................................................................       (133)      (129)
                                                                                    ---------  ---------
    Deferred Tax Liabilities......................................................     (2,981)    (2,929)
                                                                                    ---------  ---------
      Net Deferred Tax Liability..................................................  $  (1,765) $  (1,565)
                                                                                    ---------  ---------
                                                                                    ---------  ---------

    The valuation allowance, which increased by $9 in 1996, primarily relates to state net operating losses that will not be utilized during the carryforward period. Of the Net Deferred Tax Liability at December 31, 1996 and 1995, $134 and $85, respectively, was current and $(1,899) and $(1,650), respectively, was noncurrent.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE K -- INCOME TAXES (CONTINUED)
    A reconciliation of the Federal statutory income tax rate to BellSouth's effective tax rate follows:

                                                                               1996       1995       1994
                                                                             ---------  ---------  ---------
Federal statutory tax rate.................................................       35.0%      35.0%      35.0%
State income taxes, net of Federal income tax benefit......................        3.7        4.5        4.0
Amortization of investment tax credits.....................................       (1.7)      (2.7)      (2.1)
Equity of unconsolidated subsidiaries......................................        1.6        2.0        0.6
Benefit of capital loss carryforward.......................................         --       (0.4)      (1.1)
Basis difference in disposed subsidiary....................................       (1.5)        --         --
Miscellaneous items, net...................................................        0.8        1.2         .1
                                                                             ---------  ---------  ---------
  Effective tax rate.......................................................       37.9%      39.6%      36.5%
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

NOTE L -- DISCONTINUANCE OF SFAS NO. 71
    In 1995, as a result of its continuing regulatory and marketplace assessments, BellSouth Telecommunications concluded that it was required to discontinue SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," for financial reporting purposes. Accordingly, BellSouth Telecommunications recorded a noncash extraordinary charge of $2,718 (net of a deferred tax benefit of $1,731). The components of the charge are as follows:

                                                                                     PRETAX    AFTER TAX
                                                                                    ---------  ---------
Reduction in recorded value of long lived telephone plant.........................  $  (4,896) $  (3,002)
Full adoption of issue basis accounting...........................................        317        194
Elimination of regulatory assets and liabilities..................................        111         71
Partial adjustment to unamortized investment tax credits..........................         19         19
                                                                                    ---------  ---------
  Total...........................................................................  $  (4,449) $  (2,718)
                                                                                    ---------  ---------
                                                                                    ---------  ---------

    The reduction of telephone plant, $4,896 (pretax), was recorded as an increase to the related accumulated depreciation accounts, the categories and amounts of which are as follows:

Central Office Equipment:
  Digital switching........................................................  $   1,305
  Circuit-other............................................................      1,291
                                                                             ---------
    Total Central Office Equipment.........................................      2,596
                                                                             ---------
Outside Plant:
  Buried metallic cable....................................................      1,345
  Aerial metallic cable....................................................        630
  Underground metallic cable...............................................        325
                                                                             ---------
    Total Outside Plant....................................................      2,300
                                                                             ---------
  Total....................................................................  $   4,896
                                                                             ---------
                                                                             ---------

    Such reduction of plant was determined by an impairment analysis that identified estimated amounts not recoverable from future discounted cash flows. The analysis considered projected effects of future competition as well as changes in technology and capital requirements. The plant-related charge, all of which related to assets within the regulatory framework, was further supported by depreciation studies that identified inadequate levels of accumulated depreciation for certain asset categories. These studies give recognition to the historical underdepreciation of assets resulting primarily from regulator-prescribed asset lives that exceeded the estimated economic asset lives.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE L -- DISCONTINUANCE OF SFAS NO. 71 (CONTINUED)
    For financial reporting purposes, the average depreciable lives of affected categories of long lived telephone plant have been reduced to more closely reflect the economic and technological lives. Differences between regulator-approved asset lives and the current estimated economic asset lives are as follows:

                                                                       COMPOSITE OF             ESTIMATED
                                                                    REGULATOR-APPROVED       ECONOMIC ASSET
CATEGORY                                                                ASSET LIVES               LIVES
----------------------------------------------------------------  -----------------------  -------------------
                                                                                   (IN YEARS)
Digital switching...............................................              17.0                   10.0
Circuit-other...................................................              10.5                    9.1
Buried metallic cable...........................................              20.0                   14.0
Aerial metallic cable...........................................              20.0                   14.0
Underground metallic cable......................................              25.0                   12.0

    The remaining components of the extraordinary charge, which partially offset the plant-related portion of the overall charge, include $194 (after tax) related to the adoption by BellSouth Telecommunications of issue basis accounting for its directory publishing revenues. BellSouth's unregulated subsidiaries already recognized directory publishing revenues and production expenses using issue basis accounting.

    The overall extraordinary charge was also reduced by $71 (after tax) to reflect the removal of regulatory assets and liabilities that were recorded as a result of previous actions by regulators. Virtually all of these regulatory assets and liabilities arose in connection with the incorporation of new accounting standards into the ratemaking process and were transitory in nature. In addition, the overall extraordinary charge was reduced by $19 (after tax) for the partial acceleration of unamortized investment tax credits associated with the reductions in asset carrying values and in asset lives.

NOTE M -- SUPPLEMENTAL CASH FLOW INFORMATION

                                                                             1996       1995       1994
                                                                           ---------  ---------  ---------
CASH PAID FOR:
Income Taxes.............................................................  $   1,427  $   1,231  $   1,375
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------
Interest.................................................................  $     740  $     760  $     665
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------
NONCASH INVESTING AND FINANCING ACTIVITIES:
Shares Issued to Grantor Trusts..........................................  $      35  $      38  $      43
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

NOTE N -- FINANCIAL INSTRUMENTS

    The recorded amounts of cash and cash equivalents, temporary cash investments, bank loans and commercial paper approximate fair value due to the short-term nature of these instruments. The fair value for BellSouth Telecommunications Debentures and Notes are estimated based on the closing market prices for each issue at December 31, 1996 and 1995. Fair value estimates for the Guarantee of ESOP Debt, BellSouth Capital Funding Corporation Notes, foreign exchange contracts, foreign currency swaps and interest rate swaps are based on quotes from dealers. Since judgment is required to develop the estimates, the estimated amounts presented herein may not be indicative of the amounts that BellSouth could realize in a current market exchange.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE N -- FINANCIAL INSTRUMENTS (CONTINUED)
    Following is a summary of financial instruments where the fair values differ from the recorded amounts as of December 31, 1996 and 1995:

                                                                          1996                      1995
                                                                ------------------------  ------------------------
                                                                              ESTIMATED                 ESTIMATED
                                                                 RECORDED       FAIR       RECORDED       FAIR
                                                                  AMOUNT        VALUE       AMOUNT        VALUE
                                                                -----------  -----------  -----------  -----------
BALANCE SHEET FINANCIAL INSTRUMENTS
  Long-Term Debt:
    BellSouth Telecommunications Debentures...................   $   4,590    $   4,422    $   5,076    $   5,079
    BellSouth Telecommunications Notes........................       2,175        2,141        2,175        2,216
    BellSouth Capital Funding Corporation Notes...............         820          856          544          587
    Guarantee of ESOP Debt....................................         594          675          647          803
OFF BALANCE SHEET FINANCIAL INSTRUMENTS
  Interest Rate Swaps.........................................      --               (5)      --              (10)

    DERIVATIVE FINANCIAL INSTRUMENTS. BellSouth is, from time to time, party to currency swap agreements, interest rate swap agreements and foreign exchange forward contracts in its normal course of business for purposes other than trading. These financial instruments are used to mitigate foreign currency and interest rate risks, although to some extent they expose the company to market risks and credit risks. The credit risks associated with these instruments are controlled through the evaluation and continual monitoring of the creditworthiness of the counterparties. In the event that a counterparty fails to meet the terms of a contract or agreement, BellSouth's exposure is limited to the then current value of the currency rate or interest rate differential, not the full notional amount. Such contracts and agreements have been executed with creditworthy financial institutions. As such, BellSouth considers the risk of nonperformance to be remote.

    CURRENCY SWAP. BellSouth entered into a currency swap in 1994 to hedge European Currency Units (ECU) 125,000,000 debt issued by Capital Funding. The currency swap and related debt mature in February 1999. At December 31, 1996, the net currency swap receivable, which equals the fair value of the swap, was $23 and the related net interest receivable was $7, both of which are included in accounts receivable in the consolidated balance sheet at December 31, 1996.

    INTEREST RATE SWAPS. BellSouth enters into interest rate swap agreements to exchange fixed and variable rate interest payment obligations without the exchange of the underlying principal amounts. As of December 31, 1996, BellSouth was a party to various interest rate swaps with an aggregate notional amount of $120. Under these swaps, BellSouth paid fixed rates averaging 7.13% and received variable rates averaging 5.52%. These swaps mature at dates ranging from 2001 to 2002.

    At December 31, 1995, BellSouth was a party to two types of interest rate swaps with aggregate notional amounts of $96 and $75, respectively. Under the $96 swaps, BellSouth paid fixed rates averaging 7.38% and received variable rates averaging 6.05%. Under the $75 swaps, BellSouth paid variable rates averaging 5.96% and received fixed rates averaging 4.86%.

    OTHER. BellSouth has also issued letters of credit and financial guarantees which approximate $322 at December 31, 1996. Of this total, $169 represents the U.S. Dollar equivalent of the outstanding balance of E-Plus debt guaranteed by BellSouth. BellSouth has agreed to guarantee E-Plus borrowings up to a U.S. Dollar equivalent of $341 (530 million German Marks) at December 31, 1996.

    Since there is no market for the instruments, it is not practicable to estimate their fair value.

    CONCENTRATIONS OF CREDIT RISK. Financial instruments which potentially subject BellSouth to credit risk consist principally of trade accounts receivable. Concentrations of credit risk with respect to

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE N -- FINANCIAL INSTRUMENTS (CONTINUED) these receivables, other than those from interexchange carriers, are limited due to the composition of the customer base, which includes a large number of individuals and businesses. At December 31, 1996 and 1995, approximately $492 and $520, respectively, of trade accounts receivable were from interexchange carriers.

NOTE O -- COMMITMENTS AND CONTINGENCIES

    LEASES. BellSouth has entered into operating leases for facilities and equipment used in operations. Rental expense under operating leases was $269, $252 and $311 for 1996, 1995 and 1994, respectively. Capital leases currently in effect are not significant.

    The following table summarizes the approximate future minimum rentals under noncancelable operating leases in effect at December 31, 1996:

                                1997       1998       1999       2000       2001     THEREAFTER     TOTAL
                              ---------  ---------  ---------  ---------  ---------  -----------  ---------
Minimum rentals.............  $     181  $     143  $     121  $     101  $      88   $     483   $   1,117
                              ---------  ---------  ---------  ---------  ---------  -----------  ---------
                              ---------  ---------  ---------  ---------  ---------  -----------  ---------

    OUTSIDE PLANT. BellSouth currently self-insures all of its outside plant against casualty losses. The net book value of outside plant was $7,621 and $8,080 at December 31, 1996 and 1995, respectively. Such outside plant, located in the nine Southeastern states served by BellSouth Telecommunications, is susceptible to damage from severe weather conditions and other perils, including hurricanes.

    LEGAL CLAIMS. BellSouth and its subsidiaries are subject to claims arising in the ordinary course of business involving allegations of personal injury, breach of contract, anti-competitive conduct, employment law issues, regulatory matters and other actions. BellSouth Telecommunications is also subject to claims attributable to pre-divestiture events involving environmental liabilities, rates, taxes, contracts and torts. Certain contingent liabilities for pre-divestiture events are shared with AT&T Corp.

    With respect to regulatory matters, the South Carolina Public Service Commission has ordered BellSouth Telecommunications to refund approximately $29, plus interest, based on an investigation of its 1992 earnings. The refund was stayed pending judicial review of the decision. In 1996, the South Carolina Court of Common Pleas entered an order affirming the Commission's order of the refund. BellSouth Telecommunications intends to pursue an appeal of this decision. The Commission has postponed review of BellSouth Telecommunications' earnings in 1993 and 1994 until a resolution of the 1992 period is reached.

    While complete assurance cannot be given as to the outcome of any legal claims, BellSouth believes that any financial impact would not be material to its financial position or annual operating results or cash flows.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE P -- QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    In the following summary of quarterly financial information, all adjustments necessary for a fair presentation of each period were included. The results for first quarter 1996 include a gain on sale of paging business of $442, which increased net income by $344. The results for fourth quarter 1995 include a work force reduction charge of $1,082, which reduced net income by $663.

                                                                 FIRST     SECOND      THIRD     FOURTH
                                                                QUARTER    QUARTER    QUARTER    QUARTER
                                                               ---------  ---------  ---------  ---------
1996
Operating Revenues...........................................  $   4,541  $   4,620  $   4,829  $   5,050
Operating Income.............................................  $   1,183  $   1,188  $   1,201  $   1,207
Net Income...................................................  $     970  $     629  $     631  $     633
Earnings Per Share...........................................  $     .98  $     .63  $     .63  $     .64

1995
Operating Revenues...........................................  $   4,299  $   4,390  $   4,432  $   4,765
Operating Income.............................................  $   1,095  $   1,096  $   1,058  $      43
Income (Loss) Before Extraordinary Losses....................  $     547  $     557  $     559  $     (99)
Extraordinary Loss for Discontinuance of SFAS No. 71, net of
 tax.........................................................     --         (2,718)    --         --
Extraordinary Loss on Early Extinguishment of Debt, net of
 tax.........................................................     --            (16)    --            (62)
                                                               ---------  ---------  ---------  ---------
Net Income (Loss)............................................  $     547  $  (2,177) $     559  $    (161)
                                                               ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------
EARNINGS (LOSS) PER SHARE:
Income (Loss) Before Extraordinary Losses....................  $     .55  $     .56  $     .56  $    (.10)
Extraordinary Loss for Discontinuance of SFAS No. 71, net of
 tax.........................................................     --          (2.73)    --         --
Extraordinary Loss on Early Extinguishment of Debt, net of
 tax.........................................................     --           (.02)    --           (.06)
                                                               ---------  ---------  ---------  ---------
Net Income (Loss)............................................  $     .55  $   (2.19) $     .56  $    (.16)
                                                               ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------

                             BELLSOUTH CORPORATION
                            MARKET AND DIVIDEND DATA

    The principal market for trading in BellSouth common stock is the New York Stock Exchange, Inc. (NYSE). BellSouth common stock is also listed on the Boston, Chicago, Pacific and Philadelphia exchanges in the United States and the London, Frankfurt. Amsterdam and Swiss exchanges. The ticker symbol for BellSouth common stock is BLS. At February 1, 1997, there were 1,084,146 holders of record of BellSouth common stock. The market price and dividend information listed below has been adjusted for the two-for-one stock split effective in November 1995. Market price data were obtained from the NYSE Composite Tape, which encompasses trading on the principal United States stock exchanges as well as off-board trading. High and low prices represent the highest and lowest sales prices for the periods indicated.

                                                                                     MARKET PRICES      PER SHARE
                                                                                   ------------------   DIVIDENDS
                                                                                    HIGH        LOW      DECLARED
                                                                                   -------    -------   ----------
1996
First Quarter...................................................................   $45 7/8    $36       $     .36
Second Quarter..................................................................    42 3/8     35 1/4         .36
Third Quarter...................................................................    43 3/8     35 1/4         .36
Fourth Quarter..................................................................    44         36 1/4         .36

1995
First Quarter...................................................................   $30 3/8    $26 7/8   $     .345
Second Quarter..................................................................    32 1/4     29 1/8         .345
Third Quarter...................................................................    36 7/8     31             .36
Fourth Quarter..................................................................    43 7/8     36 3/8         .36

1994
First Quarter...................................................................   $30 3/4    $26 1/2   $     .345
Second Quarter..................................................................    31 3/4     27 3/4         .345
Third Quarter...................................................................    31 3/4     27 3/8         .345
Fourth Quarter..................................................................    28 1/8     25 1/4         .345

STOCK TRANSFER AGENT AND REGISTRAR

    ChaseMellon Shareholder Services, L.L.C. is BellSouth's stock transfer agent and registrar.

                             BELLSOUTH CORPORATION
                               DOMESTIC CELLULAR
                          PROPORTIONATE OPERATING DATA
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

    The following table sets forth unaudited, supplemental financial data for BellSouth's domestic cellular operations reflecting proportionate consolidation of entities in which BellSouth has an interest. This presentation differs from the consolidation methodology used to prepare BellSouth's principal financial statements in accordance with generally accepted accounting principles. The proportionate operating data reflect BellSouth's ownership percentage of entities consolidated for financial reporting purposes and BellSouth's ownership percentage in the entities which are accounted for on the equity method for financial reporting purposes. The data exclude gains (losses) from the disposition of property interests and include equipment revenue, net of cost.

                                                                                                  YEAR ENDED
                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1996       1995
                                                                                             ---------  ---------
Cellular Revenue, net......................................................................  $   2,312  $   1,888
                                                                                             ---------  ---------
Operating Expenses.........................................................................      1,308      1,065
Depreciation and Amortization..............................................................        364        298
                                                                                             ---------  ---------
    Total Operating Expenses...............................................................      1,672      1,363
                                                                                             ---------  ---------
Operating Income...........................................................................        640        525
Other Expenses, net (including interest and taxes).........................................        277        233
                                                                                             ---------  ---------
    Net Income.............................................................................  $     363  $     292
                                                                                             ---------  ---------
                                                                                             ---------  ---------
Operating Margins as a Percentage of Revenue:
  Including Depreciation and Amortization..................................................       27.7%      27.8%
  Excluding Depreciation and Amortization..................................................       43.4%      43.6%
Operational Comparisons (thousands):
  Proportionate Cellular Population Served.................................................     40,696     39,937
  Proportionate Cellular Customers.........................................................      3,612      2,847

                             BELLSOUTH CORPORATION

                          1155 PEACHTREE STREET, N.E.

                             ATLANTA, GA 30309-3610

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               Mark here if you have written a comment on reverse


Signature(s)                                                Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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                       DETACH HERE FROM PROXY VOTING CARD


BELLSOUTH

ADMISSION TICKET
----------------

This ticket entitles you, the shareholder, and one guest to attend the 1997 Annual meeting


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                    ANNUAL MEETING OF BELLSOUTH SHAREHOLDERS

                             MONDAY, APRIL 28, 1997

                              8:00 A.M.-DOORS OPEN

                            9:00 A.M.-MEETING BEGINS

 The Cobb Galleria Centre - Ballroom A - Two Galleria Parkway - Atlanta, Georgia

                 See reverse side for map of area and directions
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     FOR WHEELCHAIR AND HEARING IMPAIRED SEATING, PLEASE SEE A HOST/HOSTESS
                                 FOR ASSISTANCE.

PROXY/VOTING INSTRUCTION CARD
                                                                       BELLSOUTH

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 28, 1997.

The undersigned hereby appoints John L. Clendenin, Armando M. Codina, and Ronald
A. Terry, and each of them, proxies with full power of substitution, to vote all shares of Common Stock of the undersigned at the Annual Meeting of Shareholders to be held at 9:00 A.M. EDT, April 28, 1997 at the Cobb Galleria Centre, Ballroom A, Two Galleria Parkway, Atlanta, Georgia, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES, IN ACCORD WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD, AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Your vote for the election of Directors for the terms set forth in the proxy statement may be indicated on the reverse side of this card. Nominees are J. Hyatt Brown, Phyllis Burke Davis and Robin B. Smith, and John L. Clendenin for extension of term.

This card also provides voting instructions for shares held in the BellSouth Direct Stock Purchase and Dividend Reinvestment Plan and, if registrations are identical, shares held in the various employee stock purchase and benefit plans.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE OR OTHERWISE TO BELLSOUTH CORPORATION, CHURCH STREET STATION, P.O. BOX 1456, NEW YORK, NEW YORK 10277-1456, SO THAT YOUR SHARES CAN BE REPRESENTED AT THE MEETING.

Comments:
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Detach here.

BELLSOUTH'S
ANNUAL MEETING                        [MAP]
OF SHAREHOLDERS

MONDAY
APRIL 28, 1997

9:00 A.M. EDT

DIRECTIONS TO THE COBB GALLERIA CENTRE, TWO GALLERIA PARKWAY, ATLANTA, GEORGIA

NORTHBOUND ON I-75: Take exit 109B (I-285 Westbound); continue west on I-285 and take exit 14 (Cobb Pkwy./U.S. Hwy. 41) and turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Drive.

SOUTHBOUND ON I-75: Take exit 109 (I-285 Westbound); continue west on I-285 and take exit 14 (Cobb Pkwy./U.S. Hwy. 41) and turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Drive.

WESTBOUND ON I-285: Take exit 14 (Cobb Pkwy./U.S. Hwy. 41) and turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Drive.

EASTBOUND ON I-285: Take exit 13 (Cobb Pkwy./U.S. Hwy. 41) and turn right onto Cobb Pkwy. headed south; turn left at next traffic light onto Galleria Drive.